Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
PRUDENTIAL BANCORP, INC.
AND
POLONIA BANCORP, INC.

TABLE OF CONTENTS
ARTICLE I CERTAIN DEFINITIONS		2

1.1.	Certain Definitions.	2

ARTICLE II THE MERGER		12

2.1.	Merger.	12
2.2.	Effective Time.	13
2.3.	Articles of Incorporation and Bylaws.	13
2.4.	Directors and Officers of Prudential and the Surviving Corporation.	13
2.5.	Effects of the Merger.	13
2.6.	Tax Consequences.	13
2.7.	Possible Alternative Structures.	14
2.8.	Bank Merger.	14
2.9.	Absence of Control.	14

ARTICLE III CONVERSION OF SHARES		14

3.1.	Conversion of Polonia Common Stock; Merger Consideration.	14
3.2.	Election Procedures.	17
3.3.	Procedures for Exchange of Polonia Common Stock.	19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF POLONIA		22

4.1.	Organization.	23
4.2.	Capitalization.	24
4.3.	Authority; No Violation.	25
4.4.	Consents.	26
4.5.	Reports, Regulatory Matters, Financial Statements.	26
4.6.	Taxes.	27
4.7.	No Material Adverse Effect.	30
4.8.	Material Contracts; Leases; Defaults.	30
4.9.	Ownership of Property; Insurance Coverage.	33
4.10.	Legal Proceedings.	34
4.11.	Compliance With Applicable Law.	34
4.12.	Employee Benefit Plans.	35
4.13.	Brokers, Finders and Financial Advisors.	38

i

4.14.	Environmental Matters.	38
4.15.	Loan Portfolio.	39
4.16.	Securities Documents.	41
4.17.	Related Party Transactions.	41
4.18.	Deposits.	41
4.19.	Required Vote.	41
4.20.	Registration Obligations.	41
4.21.	Risk Management Instruments.	41
4.22.	Fairness Opinion.	42
4.23.	Trust Accounts.	42
4.24.	Intellectual Property.	42
4.25.	Labor Matters.	43
4.26.	Polonia Information Supplied.	43
4.27.	Investment Securities and Commodities	44

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PRUDENTIAL		44

5.1.	Organization.	45
5.2.	Capitalization.	45
5.3.	Authority; No Violation.	46
5.4.	Consents.	47
5.5.	Financial Statements.	47
5.6.	Taxes.	49
5.7.	No Material Adverse Effect.	50
5.8.	Ownership of Property; Insurance Coverage.	50
5.9.	Legal Proceedings.	51
5.10.	Compliance With Applicable Law.	51
5.11.	Employee Benefit Plans.	53
5.12.	Environmental Matters.	55
5.13.	Securities Documents	55
5.14.	Brokers, Finders and Financial Advisors.	56
5.15.	Prudential Common Stock.	56
5.16.	Prudential Information Supplied.	56
5.17.	Loan Portfolio.	56

5.18.	Investment Securities and Commodities.	57
5.19.	Related Party Transactions.	57
5.20.	No Other Representations or Warranties.	57

ARTICLE VI COVENANTS OF POLONIA		58

6.1.	Conduct of Business.	58
6.2.	Current Information and Cooperation.	62
6.3.	Access to Properties and Records.	64
6.4.	Financial and Other Statements.	65
6.5.	Maintenance of Insurance.	65
6.6.	Disclosure Supplements.	65
6.7.	Consents and Approvals of Third Parties.	66
6.8.	Failure to Fulfill Conditions.	66
6.9.	Reasonable Best Efforts.	66
6.10.	No Solicitation.	66
6.11.	Merger-Related Costs.	69
6.12.	ESOP; 401(k) Plan; Severance Plan; Other Benefits Plans.	69
6.13.	Polonia Consolidated Stockholders’ Equity.	72
6.14.	Anti-takeover Provisions.	74

ARTICLE VII COVENANTS OF PRUDENTIAL		75

7.1.	Conduct of Business.	75
7.2.	Current Information.	75
7.3.	Financial and Other Statements.	75
7.4.	Disclosure Supplements.	76
7.5.	Consents and Approvals of Third Parties.	76
7.6.	Reasonable Best Efforts.	76
7.7.	Failure to Fulfill Conditions.	76
7.8.	Employee Benefits.	76
7.9.	Directors and Officers Indemnification and Insurance.	78
7.10.	Stock Listing.	80
7.11.	Stock and Cash Reserve.	80
7.12.	Adverse Actions.	80

ARTICLE VIII REGULATORY AND OTHER MATTERS		80

8.1.	Shareholder Meeting.	80
8.2.	Proxy Statement-Prospectus.	81
8.3.	Regulatory Approvals.	82

ARTICLE IX CLOSING CONDITIONS		82

9.1.	Conditions to Each Party’s Obligations under this Agreement.	82
9.2.	Conditions to the Obligations of Prudential under this Agreement.	84
9.3.	Conditions to the Obligations of Polonia under this Agreement.	84

ARTICLE X THE CLOSING		85

10.1.	Time and Place.	85
10.2.	Deliveries at the Pre-Closing and the Closing.	85

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		86

11.1.	Termination.	86
11.2.	Effect of Termination.	89
11.3.	Amendment, Extension and Waiver.	90

ARTICLE XII MISCELLANEOUS		90

12.1.	Confidentiality.	90
12.2.	Public Announcements.	90
12.3.	Survival.	91
12.4.	Notices.	91
12.5.	Parties in Interest.	92
12.6.	Complete Agreement.	92
12.7.	Counterparts.	92
12.8.	Severability.	92
12.9.	Governing Law.	92
12.10.	Interpretation.	93
12.11.	Specific Performance; Jurisdiction.	93

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 2, 2016, by and between Prudential Bancorp, Inc., a Pennsylvania corporation (“Prudential”), and Polonia Bancorp, Inc., a Maryland corporation (“Polonia”).
WHEREAS, the Board of Directors of each of Prudential and Polonia (a) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, (b) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (c) has adopted a resolution approving this Agreement and declaring its advisability;
WHEREAS, in accordance with the terms of this Agreement, Polonia will merge with and into Prudential (the “Merger”) and immediately thereafter Polonia Bank, a federally chartered stock savings bank and wholly owned subsidiary of Polonia (“Polonia Bank”), will merge with and into Prudential Savings Bank, a Pennsylvania-chartered stock savings bank and wholly owned subsidiary of Prudential (“Prudential Bank”), (the “Bank Merger”) pursuant to the terms of the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A;
WHEREAS, as a condition to the willingness of Prudential to enter into this Agreement, each of the directors and certain executive officers of Polonia has entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with Prudential (the “Polonia Voting Agreements”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of Polonia owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Polonia Voting Agreements;
WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
 CERTAIN DEFINITIONS
1.1.          Certain Definitions.
As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).
“ACA” shall have the meaning set forth in Section 4.12.2.
“Accounting Firm” shall mean S.R. Snodgrass, P.C. or such other independent accounting firm as may be mutually agreed to by the parties.
“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.
“Acquisition Transaction” shall have the meaning set forth in Section 6.10.1.
“Adjusted Prudential Ratio” shall have the meaning set forth in Section 11.1.7.
“Adjusted Per Share Stock Consideration” shall have the meaning set forth in Section 11.1.7.
“Administrative Delinquencies” shall mean loans that either (a) are current (less than 30 days delinquent), but have reached a maturity date and have not yet been extended, or (b) are more than 30 days delinquent as a result of (i) a delay in billing by Polonia Bank, (ii) a delay in posting payments by Polonia Bank, or (iii) weather, hostilities, or other events not in the borrower’s control that delay the delivery of payments generally to Polonia Bank.
“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
“Agreement” shall mean this agreement, together with any amendment hereto.
“Applications” shall mean the applications for regulatory approval that are required by the transactions contemplated hereby.
“Average Closing Price” shall have the meaning set forth in Section 11.1.7.
“Bank Merger” shall have the meaning set forth in the recitals to this Agreement.
“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the OCC, the FRB, the FDIC and the Pennsylvania Department, which regulates Prudential Bank or Polonia Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings associations in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.
“Cash Election” shall have the meaning set forth in Section 3.1.4.
“Cash Election Shares” shall have the meaning set forth in Section 3.1.4.
“Cash-Out Consideration” shall have the meaning set forth in Section 3.3.9.
“Certificates” shall mean certificates evidencing shares of Polonia Common Stock.
“Claim” shall have the meaning set forth in Section 7.9.1.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Balance Sheet” shall have the meaning set forth in Section 6.13.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall have the meaning assigned in the recitals of this Agreement.
“Confidentiality Agreements” shall have the meaning set forth in Section 12.1.
“Continuing Employees” shall have the meaning set forth in Section 7.8.1.
“Determination Date” shall have the meaning set forth in Section 11.1.7.
“Dissenting Shareholder” shall have the meaning set forth in Section 3.3.10.
“Dissenting Shares” shall have the meaning set forth in Section 3.3.10.
“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.
“Election Deadline” shall have the meaning set forth in Section 3.2.3.
“Election Form” shall have the meaning set forth in Section 3.2.2.
“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall mean Computershare, Inc., or such other bank or trust company or other agent designated by Prudential and reasonably acceptable to Polonia.
“Exchange Fund” shall have the meaning set forth in Section 3.3.1.
“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.
“FDIA” shall mean the Federal Deposit Insurance Act, as amended.
“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.
“Final Statement Date” shall have the meaning set forth in Section 6.13.3.
“FinPro” shall have the meaning set forth in Section 4.13.
“FRB” shall mean the Board of Governors of the Federal Reserve System.
“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.
“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.
“health plans” shall have the meaning set forth in Section 7.8.3.
“HIPAA” shall have the meaning set forth in Section 4.12.2.
“HOLA” shall have the meaning set forth in Section 4.1.1.
“Indemnified Parties” shall have the meaning set forth in Section 7.9.1.

“Index Price” shall have the meaning set forth in Section 11.1.7.
“Index Ratio” shall have the meaning set forth in Section 11.1.7.
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter), shall mean those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person.
“Mailing Date” shall have the meaning set forth in Section 3.2.2.
“MGCL” shall mean the Maryland General Corporation Law.
“Maryland Department” shall mean the Maryland State Department of Assessments and Taxation.
“Material Adverse Effect” shall mean, with respect to Prudential or Polonia, respectively, any effect that (a) is material and adverse to the financial condition, results of operations or business of Prudential and the Prudential Subsidiaries taken as a whole, or Polonia and the Polonia Subsidiaries taken as a whole, respectively, or (b) does or would materially impair the ability of either Prudential, on the one hand, or Polonia, on the other hand, to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or Governmental Entities, (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (iv) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; (vii) any legal action asserted or other actions initiated by any holder of shares of Polonia Common Stock or the holder of any shares of Prudential Common Stock arising out of or related to this Agreement; or (viii) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings projections (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); except, with respect to clauses (i), (ii), (v) and (vi), to the extent that the effects of such changes or conditions disproportionately affect Polonia and its Subsidiaries taken as a whole or Prudential and its Subsidiaries taken as a whole, as the case may be, as compared to similarly situated community banks and their holding companies located in the United States.
“Material Contracts” shall have the meaning set forth in Section 4.8.3.
“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.
“Maximum Amount” shall have the meaning set forth in Section 7.9.3.
“Merger” shall have the meaning set forth in the recitals of this Agreement.
“Merger Consideration” shall mean the Per Share Cash Consideration and the Per Share Stock Consideration, as the case may be, to be paid pursuant to the provisions of Article III hereof, subject to adjustment as provided herein.
“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Prudential Common Stock to be offered to holders of Polonia Common Stock in connection with the Merger.
“MOU” shall mean the Memorandum of Understanding entered into between the FRB and Polonia dated February 17, 2015.
“Nasdaq” shall mean the NASDAQ Global Market of the NASDAQ Stock Market.
“Non-Election Shares” shall have the meaning set forth in Section 3.1.6.
“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.
“OCC” shall mean the Office of the Comptroller of the Currency.
“OCC Agreement” shall mean the Agreement entered into between Polonia Bank and the OCC dated October 21, 2014, and the amendment thereto dated November 10, 2015.
“Outstanding Shares Number” shall mean the number of shares of Polonia Common Stock issued and outstanding immediately prior to the Effective Time, which number shall not exceed 3,348,827 shares plus up to an additional 208,749 shares issued pursuant to the Polonia Stock Benefits Plans after the date of this Agreement.
“Participation Facility” shall have the meaning set forth in Section 4.14.1.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.
“PBCL” means the Pennsylvania Business Corporation Law.

“Pennsylvania Department” shall mean the Pennsylvania Department of Banking and Securities.
“Pension Plan” shall have the meaning set forth in Section 4.12.2.
“Per Share Cash Consideration” shall mean $11.28, subject to adjustment as provided in Section 3.1.5.
“Per Share Merger Consideration” shall mean, collectively, the Per Share Cash Consideration together with the Per Share Stock Consideration.
“Per Share Stock Consideration” shall mean such number of shares or fraction of a share, as the case may be, of Prudential Common Stock as is equal to the Exchange Ratio, subject to adjustment as provided in Sections 3.1.5, 3.1.8 and 11.1.7.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).
“Phase I” shall mean a Phase I Environmental Site Assessment performed in accordance with ASTM E1527-05 and/or the “all appropriate inquiry” standards set forth at 40 C.F.R. Part 312.
“Phase II” shall have the meaning set forth in Section 6.3.
“Plan Termination Date” shall have the meaning set forth in Section 6.12.3.
“Policies, Practices and Procedures” shall have the meaning set forth in Section 4.27.2.
“Polonia” shall mean Polonia Bancorp, Inc., a Maryland corporation, with its principal executive office located at 3993 Huntington Pike, 3rd Floor, Huntingdon Valley, Pennsylvania 19006.
“Polonia 401(k) Plan” shall have the meaning set forth in Section 6.12.3.
“Polonia Audit Committee” shall have the meaning set forth in Section 4.5.4.
“Polonia Bank” shall mean Polonia Bank, a federally chartered stock savings bank, with its principal offices located at 3993 Huntington Pike, 3rd Floor, Huntingdon Valley, Pennsylvania 19006.
“Polonia Common Stock” shall mean the common stock, $0.01 par value per share, of Polonia.
“Polonia Compensation and Benefit Plans” shall mean all existing bonus, incentive, pension, retirement, profit-sharing, employee stock ownership, restricted stock, stock option, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by Polonia or any Polonia Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Polonia or any Polonia Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.
“Polonia Consolidated Stockholders’ Equity” shall have the meaning set forth in Section 6.13.1.
“Polonia Delinquencies” shall mean (a) all loans with principal and/or interest that are more than 30 days contractually past due and still accruing, (b) all loans that are on non-accrual or non-performing status, (c) REO, (d) the aggregate amount, if any, of net loan charge-offs by Polonia between December 31, 2015 and the month-end immediately preceding the Closing Date, and (e) Troubled Debt Restructurings not otherwise included in clauses (a), (b), (c) or (d) of this definition; provided, however, that Polonia Delinquencies shall not include any loans which are Administrative Delinquencies.  For purposes of clauses (a), (b) and (e) of this definition, the aggregate amount of the loan balances included therein shall be net of any charge-offs.
“Polonia Disclosure Schedule” shall mean a written disclosure schedule delivered by Polonia to Prudential specifically referring to the appropriate section of this Agreement.
“Polonia ERISA Affiliate” shall have the meaning set forth in Section 4.12.3.
“Polonia Financial Statements” shall mean (a) the audited consolidated balance sheets  of Polonia and its Subsidiaries as of December 31, 2015 and 2014 and the consolidated statements of income (loss), comprehensive income (loss), changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Polonia and the Polonia Subsidiaries for each of the two years ended December 31, 2015 and 2014 as set forth in Polonia’s Annual Report on Form 10-K for the year ended December 31, 2015, and (b) the unaudited interim consolidated financial statements of Polonia and Subsidiaries as of the end of each calendar quarter following December 31, 2015 and for the periods then ended.
“Polonia MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections:  4.1.1 (other than the first sentence thereof), 4.1.2 (other than the first sentence thereof), 4.2.3, 4.2.4, 4.3.2 (beginning at clause (c)(ii) thereof), 4.4, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11.1 (other than the first sentence thereof), 4.11.2, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26.2 and 4.27.
“Polonia Net Equity Adjustments” shall have the meaning set forth in Section 6.13.1.
“Polonia Option” shall mean option to purchase shares of Polonia Common Stock granted pursuant to the Polonia Stock Benefit Plans and as set forth in Polonia Disclosure Schedule 3.3.9.
“Polonia Real Property” shall mean a parcel of real estate owned or leased by Polonia or a Polonia Subsidiary.
“Polonia Recommendation” shall have the meaning set forth in Section 8.1.

“Polonia Regulatory Agreement” shall have the meaning set forth in Section 4.11.3.
“Polonia Regulatory Reports” shall mean the Consolidated Report of Condition and Income of Polonia and accompanying schedules, as filed with the FRB, for the six month periods then ended beginning with the six month period ended December 31, 2015 through the Closing Date.
“Polonia Restricted Stock Award” shall mean a restricted stock award or unit granted pursuant to the Polonia Stock Benefit Plans and set forth in Polonia Disclosure Schedule 3.3.9.
“Polonia Securities Documents” shall mean all reports, prospectus, proxy or information statements, registration statements and all other documents filed, or required to be filed, by Polonia with the SEC pursuant to the securities laws.
“Polonia SERPs” shall mean the (i) Amended and Restated Polonia Bank Supplemental Executive Retirement Plan dated as of January 1, 2005, (ii) the Polonia Bank Supplemental Executive Retirement Plan effective as of July 1, 2006, (iii) the Polonia Federal Savings & Loan Association Supplemental Retirement Plan effective June 1, 1995, (iv) the Polonia Federal Savings and Loan Supplemental Executive Retirement Plan for Anthony J. Szuszczewicz, and (v) each participation agreement or trust agreement adopted in connection with any of the foregoing plans.
“Polonia Shareholders Meeting” shall have the meaning set forth in Section 8.1.
“Polonia Stock Benefit Plan” shall mean the (i) Polonia Bancorp, Inc. 2007 Equity Incentive Plan and (ii) Polonia Bancorp, Inc. 2013 Equity Incentive Plan.
“Polonia Subsequent Determination” shall have the meaning set forth in Section 6.10.5.
“Polonia Subsidiary” shall mean a Subsidiary of Polonia.
“Polonia Voting Agreements” shall have the meaning set forth in the recitals of this Agreement.
“Pre-Closing” shall have the meaning set forth in Section 10.1.
“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.
“Prudential” shall mean Prudential Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 1834 West Oregon Avenue, Philadelphia, PA 19145.
“Prudential Audit Committee” shall have the meaning set forth in Section 5.5.3.
“Prudential Bank” shall mean Prudential Savings Bank, a Pennsylvania-chartered savings bank, with its principal offices located at 1834 West Oregon Avenue, Philadelphia, PA 19335, which is a wholly owned subsidiary of Prudential.

“Prudential Common Stock” shall mean the common stock, par value $0.01 per share, of Prudential.
“Prudential Compensation and Benefit Plans” shall mean all existing bonus, incentive, pension, retirement, profit-sharing, employee stock ownership, restricted stock, stock option, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by Prudential or any Prudential Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Prudential or any Prudential Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.
“Prudential Disclosure Schedule” shall mean a written disclosure schedule delivered by Prudential to Polonia specifically referring to the appropriate section of this Agreement.
“Prudential ERISA Affiliate” shall have the meaning set forth in Section 5.11.3.
“Prudential Financial Statements” shall mean the (a) the audited consolidated statements of condition of Prudential and its Subsidiaries as of September 30, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Prudential and the Prudential Subsidiaries for each of the three years ended September 30, 2015, 2014 and 2013, as set forth in Prudential’s Annual Report on Form 10-K for the year ended September 30, 2015, and (b) the unaudited interim consolidated financial statements of Prudential and its Subsidiaries as of the end of each calendar quarter following September 30, 2015, and for the periods then ended, as filed by Prudential in the Prudential Securities Documents.
“Prudential MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections:  5.1.1 (other than the first sentence thereof), 5.1.2 (other than the first sentence thereof), 5.2.3, 5.2.4, 5.3.2 (beginning at clause (c)(ii) thereof), 5.4, 5.6, 5.7, 5.8, 5.9, 5.10.1 (other than the first sentence thereof), 5.10.2, 5.10.4, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17 and 5.18.
“Prudential Payment” shall have the meaning set forth in Section 11.2.2.
“Prudential Pension Plan” shall have the meaning set forth in Section 5.11.3.
“Prudential Policies, Practices and Procedures” shall have the meaning set forth in Section 5.18.2.
“Prudential Ratio” shall have the meaning set forth in Section 11.1.7.
“Prudential Regulatory Agreement” shall have the meaning set forth in Section 5.10.3.
“Prudential Securities Documents” shall mean all reports, prospectuses, proxy or information statements, registration statements and all other documents filed, or required to be filed, by Prudential with the SEC pursuant to the Securities Laws.

“Prudential Stock Benefit Plans” shall mean the (i) Prudential Bancorp, Inc. 2008 Stock Option Plan, (ii) Prudential Bancorp, Inc. 2008 Recognition and Retention Plan and Trust, and (iii) Prudential Bancorp, Inc. 2014 Stock Incentive Plan.
“Prudential Subsidiary” shall mean a Subsidiary of Prudential.
“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.
“REO” shall mean real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures.
“Representative” shall have the meaning set forth in Section 3.2.2.
“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments (including rights to earned dividends or dividend equivalents thereon) which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Shortfall Number” shall have the meaning set forth in Section 3.2.6.
“Starting Date” shall have the meaning set forth in Section 11.1.7.
“Starting Price” shall have the meaning set forth in Section 11.1.7.
“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.
“Stock Election” shall have the meaning set forth in Section 3.1.3.
“Stock Election Number” shall have the meaning set forth in Section 3.2.5.
“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.
“Subsidiary” shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” shall have the meaning set forth in Section 6.10.2.
“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.
“Tax” shall mean any tax, including any fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign Taxing Authority, including: (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real, personal or intangible property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, recording, transfer and gains taxes; (b) interest, penalties, additional taxes and additions to tax imposed; and (c) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.
“Tax Return” shall mean any return, declaration, report, claim for refund, estimates, elections, agreements, statements, declarations of estimated tax, information returns or other documents of any nature or kind, relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and amendments thereof, and including any information returns or reports with respect to backup withholding and other payments to third parties.
“Taxing Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Taxes, whether domestic or foreign.
“Termination Date” shall mean February 28, 2017.
“Treasury Stock” shall have the meaning set forth in Section 3.1.2.
“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring” (ASC 310-40), or any successor thereto.
Other terms used herein are defined in the recitals and elsewhere in this Agreement.
ARTICLE II
 THE MERGER
2.1.      Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Polonia shall merge with and into Prudential under the laws of the Commonwealth of Pennsylvania and the State of Maryland, with Prudential as the resulting or surviving institution (the “Surviving Corporation”); and (b) the separate existence of Polonia shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Polonia shall be vested in and assumed by Prudential.  As part of the Merger, each share of Polonia Common

Stock (other than Treasury Stock and Dissenting Shares) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.
2.2.      Effective Time.
The closing (“Closing”) shall occur no later than the close of business on the twentieth calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or within five business days of the acceptance of the Closing Balance Sheet, whichever is later, or such other date that may be agreed to in writing by the parties.
The Merger shall be effected by the filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the Maryland Department on the day of the Closing (the “Closing Date”), in accordance with the PBCL and the MGCL.  The “Effective Time” shall mean the date and time upon which the Articles of Merger are filed with the Department of State of the Commonwealth of Pennsylvania and the Maryland Department, or as otherwise stated in the Articles of Merger, in accordance with the PBCL and the MGCL.
2.3.      Articles of Incorporation and Bylaws.
The articles of incorporation and bylaws of Prudential in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law.
2.4.      Directors and Officers of Prudential and the Surviving Corporation.
The directors of Prudential immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of Prudential. The officers of Prudential immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.
2.5.      Effects of the Merger.
At and after the Effective Time, the Merger shall have the effects as set forth in this Agreement, the PBCL and the MGCL.
2.6.      Tax Consequences.
It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Prudential and

Polonia each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.
2.7.      Possible Alternative Structures.
Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time Prudential shall be entitled to revise the structure of the Merger, including, without limitation, by merging Polonia into a newly created wholly-owned Subsidiary of Prudential; provided that (a) any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (b) there are no adverse federal or state income tax or other adverse tax consequences to Polonia shareholders as a result of the modification; (c) the consideration to be paid to the holders of Polonia Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (d) such modification will not materially delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise materially delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise adversely affect Polonia or the holders of Polonia Common Stock.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.
2.8.      Bank Merger.
Prudential and Polonia shall use their reasonable best efforts to cause the Bank Merger to occur as soon as practicable after the Effective Time.  In addition, following the execution and delivery of this Agreement, Prudential will cause Prudential Bank, and Polonia will cause Polonia Bank, to execute and deliver the Agreement and Plan of Merger substantially in the form attached to this Agreement as Exhibit A.
2.9.      Absence of Control.
Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that Prudential by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, Polonia or to exercise, directly or indirectly, a controlling influence over the management or policies of Polonia.
ARTICLE III
 CONVERSION OF SHARES
3.1.      Conversion of Polonia Common Stock; Merger Consideration.
At the Effective Time, by virtue of the Merger and without any action on the part of Prudential, Polonia or the holders of any of the shares of Polonia Common Stock, the Merger shall be effected in accordance with the following terms:
3.1.1.          Prudential Shares.  Each share of Prudential Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.          Canceled Polonia Shares.  All shares of Polonia Common Stock held in the treasury of Polonia (“Treasury Stock”) and each share of Polonia Common Stock owned by Prudential immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.
3.1.3.          Each outstanding share of Polonia Common Stock with respect to which an election to receive Prudential Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive (i) 0.7591 (the “Exchange Ratio”) of a share of Prudential Common Stock, subject to adjustment as provided in Sections 3.1.5, 3.1.8 and 11.1.7 (the “Per Share Stock Consideration”) (collectively, the “Stock Election Shares”).
3.1.4.          Each outstanding share of Polonia Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $11.28 (the “Per Share Cash Consideration”), subject to adjustment as provided in Sections 3.1.5 and 11.1.7 (collectively, the “Cash Election Shares”).
3.1.5.          Stockholders’ Equity Price Adjustment.
(A)          If, as of the Final Statement Date, the Polonia Consolidated Stockholders' Equity is less than $37,401,000, the Per Share Cash Consideration and the Per Share Stock Consideration shall be reduced as set forth below, subject to increase in clause (B) below:
(i)          The Per Share Cash Consideration will be reduced from $11.28 by an amount equal to (i) $37,401,000 minus (ii) the Polonia Consolidated Stockholders’ Equity as of the Final Statement Date, with such difference divided by the Outstanding Shares Number, rounded to the nearest cent.
(ii)          The Per Share Stock Consideration shall be reduced by taking the following steps to reduce the Exchange Ratio: (i) subtract from $37,401,000 the Polonia Consolidated Stockholders’ Equity as of the Final Statement Date, (ii) divide the difference in clause (i) by the Outstanding Shares Number, (iii) divide the quotient in clause (ii) by the Starting Price, and (iv) subtract the quotient in clause (iii) from the Exchange Ratio, with the adjusted Exchange Ratio rounded to the nearest ten-thousandth.
(B)          If the Polonia Net Equity Adjustments is a positive dollar amount, then the Per Share Cash Consideration and the Per Share Stock Consideration (in each case after reflecting any downward adjustment determined in clause (A) above) shall be increased as set forth below:

(i)          The Per Share Cash Consideration (after reflecting any downward adjustment determined in clause (A) above) will be increased by an amount equal to the Polonia Net Equity Adjustments divided by the Outstanding Shares Number, rounded to the nearest cent.

(ii)          The Per Share Stock Consideration (after reflecting any downward adjustment determined in clause (A) above) shall be increased by taking the following steps to increase the Exchange Ratio (after reflecting any downward adjustment determined in clause (A) above): (i) divide the Polonia Net Equity Adjustments by the Outstanding Shares Number, (ii) divide the quotient in clause (i) by the Starting Price, and (iii) add the quotient in clause (ii) to the Exchange Ratio with the adjusted Exchange Ratio rounded to the nearest ten-thousandth.
3.1.6.          Except for Dissenting Shares, each outstanding share of Polonia Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Per Share Stock Consideration and/or Per Share Cash Consideration as shall be determined in accordance with Section 3.2, subject to adjustment as provided in Sections 3.1.5, 3.1.8 and 11.1.7.
3.1.7.          Rights of Polonia Shares Post-Effective Time.  After the Effective Time, shares of Polonia Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist and shall thereafter by operation of this section represent only the right to receive the Merger Consideration, other than Dissenting Shares, and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Polonia on such shares of Polonia Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. Dissenting Shares shall have such rights as provided therefor under applicable law.
3.1.8.          Stock Splits, Etc.  In the event Prudential changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Prudential Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Prudential Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that no such adjustment shall be made with regard to Prudential Common Stock if Prudential issues additional shares of Prudential Common Stock and receives fair market value consideration for such shares.
3.1.9.          No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Prudential Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Prudential Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Prudential.  In lieu of the issuance of any such fractional share, Prudential shall pay to each former shareholder of Polonia who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent), determined by multiplying (a) the fraction of a share (after taking into account all shares of Polonia Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Prudential Common Stock to which such holder would otherwise have been entitled to receive pursuant to Section 3.1, and (b) the quotient obtained by dividing (y) the Per Share Cash Consideration, by (y) the Exchange Ratio (subject to adjustment as provided in Sections 3.1.5, 3.1.8 and 11.1.7). For purposes of determining any fractional share interest, all shares of Polonia Common Stock owned by a Polonia shareholder shall be combined so as to calculate the maximum number of whole shares of Prudential Common Stock issuable to such Polonia shareholder.
3.2.      Election Procedures.
3.2.1.          Holders of record of Polonia Common Stock may elect to receive shares of Prudential Common Stock or cash in exchange for their shares of Polonia Common Stock, provided that the number of shares of Polonia Common Stock to be converted into Per Share Stock Consideration pursuant to this Section 3.2.1 shall not exceed fifty percent (50.0%) of the Outstanding Shares Number (the “Stock Conversion Number”).  All other shares of Polonia Common Stock other than Dissenting Shares shall be converted into Per Share Cash Consideration.
3.2.2.          An election form and other appropriate customary transmittal material in such form as Prudential and Polonia shall mutually agree (“Election Form”) will be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the Election Deadline or on such earlier date as Prudential and Polonia shall mutually agree (the “Mailing Date”) to each holder of record of Polonia Common Stock as of five (5) Business Days prior to the Mailing Date permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of Polonia Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provisions of Section 3.1.4, (ii) to specify the number of shares of Polonia Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provisions of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or Prudential Common Stock for such shares.  Holders of record of shares of Polonia Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Polonia Common Stock held by each Representative for a particular beneficial owner.  Any shares of Polonia Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.  Prudential shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of Polonia Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and Polonia shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
3.2.3.          The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the Polonia Shareholders Meeting and (ii) the date that Prudential and Polonia shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all the shares of Polonia Common Stock covered by such Election Form.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Shares of Polonia Common Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated Non-Election Shares. In addition, if a holder of Polonia Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  Neither Prudential nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
3.2.4.          No later than five (5) Business Days after the Effective Time, Prudential shall cause the Exchange Agent to effect the allocation among holders of Polonia Common Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.
3.2.5.          If the aggregate number of shares of Polonia Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Per Share Cash Consideration, and the Stock Election Shares of each holder thereof will be converted into the right to receive the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Per Share Cash Consideration.
3.2.6.          If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
(A)          If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Per Share Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Per Share Cash Consideration; or
(B)          If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Cash Election Shares of each holder thereof shall be converted into the right to receive the Per Share Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Per Share Cash Consideration.
3.3.      Procedures for Exchange of Polonia Common Stock.
3.3.1.          Deposit of Merger Consideration.  At or prior to the Effective Time, Prudential shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates representing the number of shares of Prudential Common Stock sufficient to deliver the aggregate Per Share Stock Consideration, and (b) immediately available funds equal to the aggregate Per Share Cash Consideration and the aggregate cash necessary to satisfy cash in lieu of fractional shares (collectively, the “Exchange Fund”) and Prudential shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (including cash in lieu of fractional shares) in accordance with this Agreement.
3.3.2.          Exchange of Certificates.  Prudential shall cause the Exchange Agent, as soon as practicable but in no event more than seven (7) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates, a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration (including cash in lieu of fractional shares), if any, into which the Polonia Common Stock represented by such Certificates shall have been converted as a result of the Merger.  The letter of transmittal shall be subject to the approval of Polonia (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration into which such holder of Polonia Common Stock shall have become entitled pursuant to the provisions of this Article III and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.
3.3.3.          Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding Polonia Common Stock shall have no rights, after the Effective Time, with respect to such Polonia Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to exercise his or her rights as a Dissenting Shareholder to the extent such rights are perfected. No dividends or other distributions with respect to Prudential Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Prudential Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article III.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Prudential Common Stock represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Prudential Common Stock  represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Prudential Common Stock issuable with respect to such Certificate.
3.3.4.          Surrender by Persons Other than Record Holders.  In the event of a transfer of ownership of a Certificate representing Polonia Common Stock that is not registered in the stock transfer records of Polonia, the proper amount of cash and/or shares of Prudential Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Polonia Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Prudential that the Tax has been paid or is not applicable.
3.3.5.          Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of Polonia of the shares of Polonia Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Polonia Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (including cash in lieu of fractional shares) to be issued or paid in consideration therefor in accordance with the procedures set forth in Section 3.3.
3.3.6.          Return of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the shareholders of Polonia as of the six month anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to Prudential.  In such event, any former shareholders of Polonia who have not theretofore complied with this Section 3.3 shall thereafter look only to Prudential with respect to the Per Share Merger Consideration (including cash in lieu of any fractional shares) and any unpaid dividends and distributions on the Prudential Common Stock deliverable in respect of each share of Polonia Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Prudential, Polonia, the Exchange Agent or any other person shall be liable to any former holder of shares of Polonia Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.3.7.          Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Prudential or the Exchange Agent, the posting by such person of a bond in such amount as Prudential may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration for each share of Polonia Common Stock represented by such Certificate deliverable in respect thereof pursuant to this Agreement.
3.3.8.          Withholding Rights.  Prudential or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Polonia Common Stock such amounts as Prudential (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Prudential or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Polonia Common Stock in respect of whom such deduction and withholding were made by Prudential or the Exchange Agent.
3.3.9.          Treatment of Polonia Options and Restricted Stock Awards.  Polonia Disclosure Schedule 3.3.9 sets forth all of the Polonia Options and Polonia Restricted Stock Awards as of the date hereof, which schedule includes, for each such (i) Polonia Option grant, the name of the individual grantee, the number of shares subject to the Polonia Option, the date of grant, the exercise price, the vesting schedule, the expiration date, and any rights to earned dividends or dividend equivalents with respect to the underlying shares and (ii) Polonia Restricted Stock Award, the name of the recipient, the date of grant, the number of shares of Polonia Common Stock subject to such Polonia Restricted Stock Award, the vesting schedule, and any rights to earned dividends or dividend equivalents with respect to the underlying shares.
(A)          As of and immediately prior to the Effective Time, subject to the receipt of any necessary prior approval or non-objection of any Bank Regulators, including but not limited to the OCC and the FDIC, all rights with respect to each share of Polonia Common Stock issuable pursuant to the exercise of Polonia Options which remain outstanding at the Effective Time of the Merger and which have not yet been exercised, shall become fully vested and subsequently be canceled by Polonia in exchange for a cash payment equal to the positive difference, if any, between $11.28, subject to adjustment as provided herein, and the corresponding exercise price of such Polonia Options (the “Cash-Out Consideration”), less any taxes required to be withheld therefrom. The Cash-Out Consideration will be paid the later of the (i) Effective Time or (ii) receipt of any necessary prior approval or non-objection of Bank Regulators, if received. The cancellation of Polonia Options in exchange for the Cash-Out Consideration described in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such Polonia Options.  Prior to the Effective Time, Polonia shall use its commercially reasonable best efforts to take or cause to be taken all actions, including obtaining any Polonia employee consents, that may be necessary to effectuate the actions set forth in this Section 3.3.9.

(B)          Each outstanding Polonia Restricted Stock Award granted by Polonia pursuant to the Polonia Stock Benefit Plans, which award is unvested immediately prior to the Effective Time, shall, subject to the receipt of any necessary prior approval or non-objection from any Bank Regulator, including but not limited to the OCC and the FDIC, vest and be free of any restrictions as of the Effective Time in accordance with the terms of the Polonia Stock Benefit Plans and be exchanged for the Merger Consideration as provided in Section 3.1.3 hereof.
(C)          Polonia shall cause the termination, effective as of the Effective Time, of the Polonia Stock Benefit Plans.
3.3.10.          Dissenters’ Rights.
(A)          Each outstanding share of Polonia Common Stock, the holder of which has provided notice of his or her intent to dissent under and in accordance with applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  Polonia shall give Prudential prompt notice upon receipt by Polonia of any such demands for payment of the fair value of such shares of Polonia Common Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Prudential shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands.  Polonia shall not, except with the prior written consent of Prudential, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.
(B)          If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time and shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be converted into a right to receive Prudential Common Stock and/or cash in accordance with the applicable provisions of this Agreement; and if any such holder of Dissenting Shares shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be designated Non-Election Shares. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Polonia Common Stock of such holder shall be entitled to receive the Merger Consideration.
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF POLONIA
Subject to the disclosures set forth in the Polonia Disclosure Schedules delivered by Polonia to Prudential prior to the execution of this Agreement (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article IV, or to one or more of Polonia’s covenants contained in Article VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Polonia Disclosure Schedules as an exception to a Polonia MAE Rep shall not be deemed an admission by Polonia that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of the Polonia Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Polonia Disclosure Schedules or another Section of this Agreement) Polonia represents and warrants to Prudential as follows:
4.1.      Organization.
4.1.1.          Polonia is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the Home Owners Loan Act, as amended (“HOLA”).  Polonia has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Polonia.
4.1.2.          Polonia Bank is a federal savings bank duly organized and validly existing and in good standing under the laws of the United States.  Polonia has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Polonia.  The deposits of Polonia Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Polonia Bank when due.  Polonia Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.
4.1.3.          Polonia Disclosure Schedule 4.1.3 sets forth each Polonia Subsidiary.  Each Polonia Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each Polonia Subsidiary has the requisite corporate or other entity power and authority to carry on its business as now conducted.  Each Polonia Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Polonia.

4.1.4.          The respective minute books of Polonia and each Polonia Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents (including committees).
4.1.5.          Prior to the date of this Agreement, Polonia has made available to Prudential true and correct copies of the articles of incorporation, charter and bylaws, or their other entity equivalents, of Polonia and the Polonia Subsidiaries, each as in effect as of the date hereof.
4.2.      Capitalization.
4.2.1.          The authorized capital stock of Polonia consists of 14,000,000 shares of common stock, $0.01 par value per share, of which as of the date hereof, 3,348,827 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding. There are no shares of Polonia Common Stock held by Polonia as Treasury Stock.  Except as set forth in Polonia Disclosure Schedule 3.3.9 neither Polonia nor any Polonia Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Polonia Common Stock, or any other security of Polonia or a Polonia Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of Polonia Common Stock or any other security of Polonia or any Polonia Subsidiary, or pursuant to which Polonia or any Polonia Subsidiary is or could be required to register shares of Polonia capital stock or other securities under the Securities Act. Polonia Disclosure Schedule 3.3.9 sets forth the name of each holder of Polonia Options to purchase Polonia Common Stock and/or Polonia Restricted Stock Awards, the number of shares each such individual may acquire pursuant to the exercise of such options or the vesting of such restricted stock awards, the grant and vesting dates, the exercise price relating to the options held, and any rights to earned dividends or dividend equivalents with respect to the underlying shares.
4.2.2.          Except for the Polonia Subsidiaries, Polonia does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of Polonia Subsidiaries, equity interests held by Polonia Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Polonia Subsidiaries, including stock in the FHLB.  Except as disclosed in Polonia Disclosure Schedule 4.2.2, Polonia, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each Polonia Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
4.2.3.          Except as set forth on Polonia Disclosure Schedule 4.2.3, to the Knowledge of Polonia, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Polonia Common Stock.
4.2.4.          Polonia Disclosure Schedule 4.2.4 sets forth Polonia’s and all Polonia Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any

Person other than a Polonia Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.
4.3.      Authority; No Violation.
4.3.1.          Polonia has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by Polonia’s shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Polonia and the consummation by Polonia of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Polonia, and no other corporate proceedings on the part of Polonia, except for the approval of the Polonia shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Polonia, and subject to due and valid execution and delivery of this Agreement by Prudential, constitutes the valid and binding obligation of Polonia, enforceable against Polonia in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
4.3.2.          Subject to receipt of Regulatory Approvals and Polonia’s and Prudential’s compliance with any conditions contained therein, and to the receipt of the requisite approval of the shareholders of Polonia, (a) the execution and delivery of this Agreement by Polonia, (b) the consummation of the transactions contemplated hereby, and (c) compliance by Polonia with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws, or other similar organizational or governing document of Polonia or any Polonia Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Polonia or any Polonia Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Polonia or any Polonia Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Polonia or any Polonia Subsidiary.
4.3.3.          The Polonia Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Polonia and its shareholders, that it will recommend that Polonia’s shareholders vote in favor of the Merger, subject to Section 6.10.5 of this Agreement, on the terms and conditions set forth in this Agreement, and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to Polonia’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by a vote of a majority of the votes cast by all shareholders entitled to vote at a duly held meeting of such shareholders, assuming a quorum is present, no other proceedings on the part of Polonia are necessary to approve this Agreement or to consummate the transactions contemplated hereby.
4.4.      Consents.
Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the Maryland Department, (c) the filing with the SEC of the Merger Registration Statement, (d) approval of the listing of Prudential Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Prudential Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of Polonia, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Polonia, and (y) the completion of the Merger by Polonia and the other transactions contemplated by this Agreement.  Polonia has no Knowledge of any fact or circumstance pertaining to Polonia that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.
4.5.      Reports, Regulatory Matters, Financial Statements.
4.5.1.          The Polonia Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.  Polonia has previously made available to Prudential the Polonia Regulatory Reports.
4.5.2.          Polonia has previously made available to Prudential the Polonia Financial Statements.  The Polonia Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects, the consolidated financial position, results of operations and cash flows of Polonia and the Polonia Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the period involved, except as indicated in the notes thereto, or in the case of unaudited statements for periods subsequent to December 31, 2015.
4.5.3.          At the date of each balance sheet included in the Polonia Financial Statements or the Polonia Regulatory Reports, neither Polonia nor Polonia Bank, as applicable, had any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Polonia Financial Statements or Polonia Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.  The Polonia Financial Statements reflect only actual transactions and all other books and records, including the Polonia Financial Statements, of Polonia and the Polonia Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.
4.5.4.          The records, systems, controls, data and information of Polonia and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Polonia or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5.4.  Polonia (a) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Polonia, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Polonia by others within those entities, and (c) has disclosed, based on its most recent evaluation prior to the date hereof, to Polonia’s outside auditors and the audit committee of Polonia’s Board of Directors (the “Polonia Audit Committee”) and as set forth in Polonia Disclosure Schedule 4.5.4 (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Polonia’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Polonia’s internal control over financial reporting.  These disclosures (if any) were made in writing to Polonia’s auditors and the Polonia Audit Committee and a copy has previously been made available to Prudential.
4.5.5.          Except as otherwise set forth in Polonia Disclosure Schedule 4.5.5, since December 31, 2015, (a) neither Polonia nor any of its Subsidiaries nor any director or executive officer of Polonia or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Polonia or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Polonia or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing Polonia or any of its Subsidiaries, whether or not employed by Polonia or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by Polonia or any of its officers, directors, employees or agents to the Board of Directors of Polonia or any committee thereof or to any director or executive officer of Polonia.
4.6.      Taxes.
4.6.1.          Polonia and the Polonia Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  Polonia and each Polonia Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to Polonia and every Polonia Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to Polonia and every Polonia Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects and prepared in substantial compliance with all applicable laws and regulations) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from Polonia and any Polonia Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Polonia Financial Statements, or (c) have not yet been fully determined.  Except as set forth in Polonia Disclosure Schedule 4.6.1, neither Polonia nor any Polonia Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.  Except as set forth in Polonia Disclosure Schedule 4.6.1, as of the date of this Agreement, there is no audit examination, deficiency assessment, Tax investigation, administrative or judicial proceedings or refund litigation with respect to any Taxes of Polonia or any Polonia Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where Polonia or any Polonia Subsidiary does not file Tax Returns that Polonia or any Polonia Subsidiary is subject to Tax in that jurisdiction.  Polonia and the Polonia Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  Polonia and each Polonia Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Polonia and each Polonia Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns of Polonia and each Polonia Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2013.
4.6.2.          The unpaid Taxes of Polonia and the Polonia Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the Polonia Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of Polonia in filing its Tax Returns.  Since December 31, 2015, neither Polonia nor any Polonia Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.
4.6.3.          None of Polonia, any Polonia Subsidiary or any director or executive officer (or employee responsible for Tax matters) of Polonia or any Polonia Subsidiary expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed.  Neither Polonia nor any Polonia Subsidiary has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Polonia or any Polonia Subsidiary have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Polonia or any Polonia Subsidiary.  Neither Polonia nor any Polonia Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an agreement exclusively among Polonia and any Polonia Subsidiary). Neither Polonia nor any Polonia Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Polonia) and neither Polonia nor any Polonia Subsidiary has any liability for the Taxes of any Person (other than Polonia or any Polonia Subsidiary) under Section 1.1502-6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  There has not been an ownership change, as defined in Section 382(g) of the Code, of Polonia or any Polonia Subsidiary that occurred during or after any taxable period in which Polonia or such Polonia Subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of Polonia or any Polonia Subsidiary immediately preceding the date of this Agreement.
4.6.4.          Neither Polonia nor any Polonia Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither Polonia nor any Polonia Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.  Neither Polonia nor any Polonia Subsidiary is or has been a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the income tax regulations promulgated under the Code.  Neither Polonia nor any Polonia Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.  Neither Polonia nor any Polonia Subsidiary owns an interest in any (a) single member limited liability company or other entity that is treated as a disregarded entity, (b) controlled foreign corporation (as defined in Section 957 of the Code), (c) passive foreign investment company (as defined in Section 1297 of the Code) or (d) other entity the income of which is or could be required to be included in the income of the Polonia or any Polonia Subsidiary.  Neither Polonia nor any Polonia Subsidiary is or ever has been a “personal holding Company” as defined in Section 542 of the Code.
4.6.5.          Neither Polonia nor any Polonia Subsidiary has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code.  None of the assets of Polonia or any Polonia Subsidiary is property which Polonia or any Polonia Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code.  None of the assets of Polonia or any Polonia Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.  Neither Polonia nor any Polonia Subsidiary presently hold assets for which an election under Section 108(b)(5) of the Code was made.  None of the assets of Polonia or any Polonia Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code.  No excess loss account exists with respect to any Polonia Subsidiary.  Polonia and each Polonia Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and Polonia has no Knowledge that the IRS has proposed such adjustment in accounting method. The acquisition of the Polonia Common Stock and the other transactions contemplated by this Agreement will not be a factor causing any payments to be made by

Polonia and each Polonia Subsidiary not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding provisions of state, local, or non-U.S. Tax law). Polonia Disclosure Schedule 4.6.5 sets forth the following information regarding certain officers who have employment agreements or who are participants in a Polonia SERP: (i) the amounts payable pursuant to the officer’s employment agreement upon completion of the Merger, (ii) the amount of any increase in benefits payable pursuant to a Polonia SERP as a result of the completion of the Merger, (iii) a good faith estimate of the amount of any other payment or benefit to such officer which is treated as contingent on the Merger under Section 280G of the Code, and (iv) the officer’s “base amount” as defined in Section 280G(b)(3)(A) of the Code, in each case assuming such officer’s employment is terminated as of the Effective Time and the receipt of any required approval or non-objection of Bank Regulators. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by Polonia or a Polonia Subsidiary, which could affect their respective Taxes for any period after the Closing.  All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to Polonia and each Polonia Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of Polonia and each Polonia Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.
4.6.6.          Each of Polonia and the Polonia Subsidiaries operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the income tax regulations promulgated under the Code.
4.6.7.          No portion of the Merger Consideration (or any other amount payable pursuant to the transactions contemplated by this Agreement) is payable on account of or attributable to accrued but unpaid dividends on any class of stock of Polonia.
4.6.8.          Neither Polonia nor any Polonia Subsidiary has engaged (or will engage) in any transaction wherein the financial statement effects of the tax position related thereto are not recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification 740 (FASB ASC 740) because, based on the technical merits, it is not more likely than not that the position will be sustained upon examination.
4.7.      No Material Adverse Effect.
Polonia has not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Polonia.
4.8.      Material Contracts; Leases; Defaults.
4.8.1.          Except as set forth in Polonia Disclosure Schedule 4.8.1, neither Polonia nor any Polonia Subsidiary is a party to or subject to: (a) any employment, consulting or severance contract, “change in control” or termination contract or arrangement with any past or present officer, director, employee or independent contractor of Polonia or any Polonia

Subsidiary, including those which would provide such individual with employment or a contractual relationship for any specified period or with a payment upon the occurrence of an event (such as termination or change in control) except for “at will” arrangements; (b) any agreement containing provisions relating to non-competition, employee non-solicitation, customer or client non-solicitation or no-piracy, confidentiality or any other such restrictive covenants applicable to Polonia or any past or present Polonia director or employee; (c) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of Polonia or any Polonia Subsidiary; (d) any collective bargaining agreement with any labor union relating to employees of Polonia or any Polonia Subsidiary; (e) any agreement which by its terms limits the payment of dividends by Polonia or any Polonia Subsidiary; (f) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Polonia or any Polonia Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Prudential or any Prudential Subsidiary; (g) any other agreement, written or oral, that obligates Polonia or any Polonia Subsidiary for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), (h) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits the conduct of business by Polonia or any Polonia Subsidiary; (i) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, would reasonably be likely to render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code; (j) any agreement or arrangement that is subject to the provisions of 12 C.F.R. Part 359, (k) any lease for real property; (l) any contract or arrangement with any broker-dealer or investment adviser; (m) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; (n) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or (o) any other contract which is material to the business, operations or financial condition of Polonia or a Polonia Subsidiary.
4.8.2.          Each real estate lease that requires the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in Polonia Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Polonia nor any Polonia Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except where default would not, individually or in the aggregate, have a Material Adverse Effect on Polonia.
4.8.3.          True and correct copies of the agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 (“Material Contracts”) have been made available to Prudential on or before the date hereof, and are valid, binding and in full force and effect on the date hereof and neither Polonia nor any Polonia Subsidiary (nor, to the Knowledge of Polonia, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any Material Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Polonia or any of the Polonia Subsidiaries under any Material Contract.  Except as listed on Polonia Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.
4.8.4.          Except as listed on Polonia Disclosure Schedule 4.8.4, since December 31, 2015, through and including the date of this Agreement, neither Polonia nor any Polonia Subsidiary has (a) except for (i) normal increases for employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2015 (which amounts have been previously made available to Prudential), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Polonia Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (b) granted any options to purchase shares of Polonia Common Stock, or any right to acquire any shares of its capital stock, including restricted stock awards or units, to any executive officer, director or employee other than grants to employees made in the ordinary course of business consistent with past practice under the Polonia Stock Benefit Plans, (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (d) made any election for federal or state income tax purposes, (e) made any change in the credit policies or procedures of Polonia or any of the Polonia Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (f) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (g) entered into any lease of real or personal property requiring annual payments in excess of $50,000, (h) except as required by GAAP or a Governmental Entity, changed any accounting methods, principles or practices of Polonia or of the Polonia Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (i) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.      Ownership of Property; Insurance Coverage.
4.9.1.          Polonia and each Polonia Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Polonia or each Polonia Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Polonia Regulatory Reports and in the Polonia Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Polonia Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the Polonia Financial Statements.  Polonia and the Polonia Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by Polonia and the Polonia Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Polonia is not a party to any agreement pursuant to which it has securitized any of its assets.
4.9.2.          With respect to all agreements pursuant to which Polonia or any Polonia Subsidiary has purchased securities subject to an agreement to resell, if any, Polonia or such Polonia Subsidiary, as the case may be, has a valid, perfected, first priority lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
4.9.3.          Polonia and each Polonia Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither Polonia nor any Polonia Subsidiary, except as disclosed in Polonia Disclosure Schedule 4.9.3, has received notice from any insurance carrier during the past five years that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased.  Except as set forth on Polonia Disclosure Schedule 4.9.3, there are presently no claims pending under such policies of insurance and no notices have been given by Polonia or any Polonia Subsidiary under such policies (other than with respect to health or disability insurance).  Polonia and all Polonia Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.  All such insurance is valid and enforceable and in full force and effect, and within the last three years Polonia and each Polonia Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  Polonia Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by Polonia and each Polonia Subsidiary.
4.9.4.          All real property owned by Polonia or a Polonia Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted.  There are no pending or, to the Knowledge of Polonia, threatened condemnation proceedings against such real property.  Except as set forth in Polonia Disclosure Schedule 4.9.4, Polonia and the applicable Polonia Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970. Insurance is currently maintained on all property, including all owned real property, in amounts, scope and coverage reasonably necessary for its operations.  Neither Polonia nor any Polonia Subsidiary has received any written notice of termination, nonrenewal or premium adjustment for such policies.
4.10.     Legal Proceedings.
Except as set forth on Polonia Disclosure Schedule 4.10, neither Polonia nor any Polonia Subsidiary is a party to any, and there are no pending or, to Polonia’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against Polonia or any Polonia Subsidiary, (b) to which Polonia or any Polonia Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, (d) which could adversely affect the ability of Polonia to perform under this Agreement, or (e) which would be reasonably likely to materially impair Polonia’s or any Polonia Subsidiary’s ability to operate its business as currently conducted or proposed to be conducted post-Merger.
4.11.     Compliance With Applicable Law.
4.11.1.          Each of Polonia and each Polonia Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the HOLA, the Federal Reserve Act, the FDIA, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Polonia nor any Polonia Subsidiary has received any written notice to the contrary.  The Board of Directors of Polonia Bank has adopted and Polonia Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
4.11.2.          Each of Polonia and each Polonia Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of Polonia, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.11.3.          Other than those listed on Polonia Disclosure Schedule 4.11.3, for the period beginning January 1, 2014, neither Polonia nor any Polonia Subsidiary has received any written notification or other communication from any Bank Regulator (a) asserting that Polonia or any Polonia Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring, or threatening to require, Polonia or any Polonia Subsidiary, or indicating that Polonia or any Polonia Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of Polonia or any Polonia Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Polonia or any Polonia Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Polonia Regulatory Agreement”). Except as disclosed on Polonia Disclosure Schedule 4.11.3, neither Polonia nor any Polonia Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it.  The most recent regulatory rating given to Polonia Bank as to compliance with the CRA is “satisfactory” or better.  To the Knowledge of Polonia, there are no unresolved violations, criticisms, or exceptions by any Regulatory Authority with respect to any Polonia Regulatory Agreement.  There is no injunction, order, judgment or decree imposed upon Polonia or any Polonia Subsidiary or the assets of Polonia or any Polonia Subsidiary.
4.11.4.          Since the enactment of the Sarbanes Oxley Act, Polonia has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
4.11.5.          Polonia Disclosure Schedule 4.11.5 sets forth, as of March 31, 2016, a schedule of all executive officers and directors of Polonia who have outstanding loans from Polonia, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
4.11.6.          To Polonia’s Knowledge, none of Polonia’s or Polonia Subsidiary’s officers, directors, managers, members, employees, or partners has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability.  Polonia has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of Polonia’s or any Polonia Subsidiary’s officers, directors, managers, members, partners or employees.
4.12.     Employee Benefit Plans.
4.12.1.          Polonia Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension,

retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by Polonia or any Polonia Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Polonia or any Polonia Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Polonia Compensation and Benefit Plans”).  Neither Polonia nor any Polonia Subsidiary has any commitment to create any additional Polonia Compensation and Benefit Plan or to modify, change or renew any existing Polonia Compensation and Benefit Plan, except as required to maintain the qualified status thereof.  Polonia has made available to Prudential true and correct copies of the agreements or other documents establishing and evidencing the Polonia Compensation and Benefit Plans.
4.12.2.          Except as disclosed in Polonia Disclosure Schedule 4.12.2, each Polonia Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act of 1967, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”), the Affordable Care Act (“ACA”) and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Except as disclosed in Polonia Disclosure Schedule 4.12.2, each Polonia Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which Polonia is entitled to rely,  and Polonia is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter.  There is no pending or, to the Knowledge of Polonia, threatened action, suit or claim relating to any of the Polonia Compensation and Benefit Plans (other than routine claims for benefits).  Neither Polonia nor any Polonia Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Polonia Compensation and Benefit Plan that would reasonably be expected to subject Polonia or any Polonia Subsidiary to an unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.
4.12.3.          Neither Polonia nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Polonia ERISA Affiliate”) since the effective date of ERISA maintains or ever maintained or participated in a plan subject to Title IV of ERISA, or contributes to, contributed to, is obligated to contribute to or was ever obligated to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.  Neither Polonia, nor any Polonia

ERISA Affiliate, nor any Polonia Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Polonia, any Polonia ERISA Affiliate, and any Polonia Compensation and Benefit Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.
4.12.4.          All contributions required to be made under the terms of any Polonia Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are or will be accrued on Polonia’s consolidated financial statements to the extent required by GAAP.  Polonia and each Polonia Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Polonia Compensation and Benefit Plan for financial reporting purposes as required by GAAP.
4.12.5.          Neither Polonia nor any Polonia Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, except as set forth in Polonia Disclosure Schedule 4.12.5, under any Polonia Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  Except as set forth in Polonia Disclosure Schedule 4.12.5, there has been no communication to employees by Polonia or any Polonia Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.
4.12.6.          Polonia and its Subsidiaries do not maintain any Polonia Compensation and Benefit Plans covering employees who are not United States residents.
4.12.7.          With respect to each Polonia Compensation and Benefit Plan, if applicable, Polonia has provided or made available to Prudential copies of the: (a) trust instruments and insurance contracts; (b) three most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) three most recent financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
4.12.8.          Except as provided in Polonia Disclosure Schedule 4.12.8 and in Section 3.3.9, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b)  result in any increase in benefits payable under any Polonia Compensation and Benefit Plan, or (c)  entitle any current or former employee, director or independent contractor of Polonia or any Polonia Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).
4.12.9.          Neither Polonia nor any Polonia Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.12.10.          Except as disclosed in Polonia Disclosure Schedule 4.12.10, all deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.
4.12.11.          Except as set forth in Polonia Disclosure Schedule 4.12.11, (i) each Polonia Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan (A) was in effect at least one year prior to October 21, 2014 and (B) was not amended during the one-year period immediately preceding October 21, 2014 to increase the benefits payable thereunder, (ii) the benefits payable under each Polonia Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan are accrued each period only for current or prior service rendered to Polonia or Polonia Bank, (iii) any payments made pursuant to a Polonia Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan are not based on any discretionary acceleration of vesting or accrual of benefits which occurs at any time later than one year prior to October 21, 2014, (iv) Polonia or Polonia Bank has previously recognized compensation expense and accrued a liability for the benefit payments under each Polonia Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan according to GAAP, and (v) since October 21, 2014, payments under each Polonia Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan have not been in excess of the accrued liability computed in accordance with GAAP.
4.12.12.          Polonia Disclosure Schedule 4.12.12 sets forth the following with respect to each Polonia SERP and the Polonia Bank Nonqualified Deferred Compensation Plan: (i) the name of each participant in the plan, including former directors, officers or employers who are still entitled to benefits under such plan, (ii) the account balance and/or accrued benefit of each participant as of April 30, 2016, and (iii) for each participant currently receiving benefits under such plan, the name of such participant, the dollar amount being paid, the frequency of the payment and the time period for which such payments are owed.
4.13.     Brokers, Finders and Financial Advisors.
Neither Polonia nor any Polonia Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of FinPro Capital Advisors, Inc. (“FinPro”) by Polonia and the fee payable pursuant thereto.  Polonia has provided or made available to Prudential a true and correct copy of the engagement agreement with FinPro, setting forth the fee payable to FinPro for its services rendered to Polonia in connection with the Merger and transactions contemplated by this Agreement.
4.14.     Environmental Matters.
4.14.1.          Except as may be set forth in Polonia Disclosure Schedule 4.14, with respect to Polonia and each Polonia Subsidiary:

(A)          To Polonia’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by Polonia or any Polonia Subsidiary, or to Polonia’s Knowledge at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or, to Polonia’s Knowledge, any property on which it holds a lien, results or resulted in a violation of or gives rise to any potential liability under, any Environmental Laws that is reasonably likely to impose a liability (including a remediation obligation) upon Polonia or any Polonia Subsidiary.  To the Knowledge of Polonia, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to Polonia or any Polonia Subsidiary by reason of any Environmental Laws.  Neither Polonia nor any Polonia Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Polonia or any Polonia Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Polonia or any Polonia Subsidiary;
(B)          There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Polonia’s Knowledge, threatened, before any court, governmental agency or other forum against Polonia or any Polonia Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Polonia or any Polonia Subsidiary;
(C)          To Polonia’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Polonia or any of the Polonia Subsidiaries, and to Polonia’s Knowledge no underground storage tanks have been closed or removed from any properties owned or operated by Polonia or any of the Polonia Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and
(D)          “Participation Facility” shall mean any facility in which Polonia or any of the Polonia Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.
4.15.     Loan Portfolio.
4.15.1.          The allowance for loan losses reflected in Polonia’s audited consolidated balance sheet at December 31, 2015 was, and the allowance for loan losses shown on the balance sheets in Polonia’s Financial Statements for periods ending after December 31, 2015 will be, adequate, as of the dates thereof, under GAAP.

4.15.2.          Polonia Disclosure Schedule 4.15.2 sets forth a listing, as of March 31, 2016, by name and account, of: (a) all loans (including loan participations) of Polonia or any other Polonia Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of Polonia or any other Polonia Subsidiary which have been terminated by Polonia or any other Polonia Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified Polonia or any other Polonia Subsidiary during the past twelve months of, or has asserted against Polonia or any other Polonia Subsidiary, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which has given Polonia or any other Polonia Subsidiary any oral notification of, or orally asserted to or against Polonia or any other Polonia Subsidiary, any such claim; (d) all loans, (i) that are contractually past due 60 days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (iv) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (v) that qualify as Troubled Debt Restructurings, (vi) where a specific reserve allocation exists in connection therewith, or (vii) Polonia Delinquencies and (e) all assets classified by Polonia or any Polonia Subsidiary as REO, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
4.15.3.          All loans receivable (including discounts) and accrued interest entered on the books of Polonia and the Polonia Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Polonia’s or the appropriate Polonia Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be.  To Polonia’s Knowledge, the loans, discounts and the accrued interest reflected on the books of Polonia and the Polonia Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

4.16.     Securities Documents.
Polonia has made available to Prudential copies of its (a) annual reports on Form 10-K for the years ended December 31, 2015, 2014 and 2013, and (b) proxy materials used in connection with its meetings of shareholders held in 2016, 2015 and 2014.  Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.
4.17.     Related Party Transactions.
Except as set forth in Polonia Disclosure Schedule 4.17, neither Polonia nor any Polonia Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Polonia or any Polonia Affiliate.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB).  No loan or credit accommodation to any Affiliate of Polonia or any Polonia Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither Polonia nor any Polonia Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Polonia is inappropriate.
4.18.     Deposits.
Except as set forth in Polonia Disclosure Schedule 4.18, as of the date of this Agreement, none of the deposits of Polonia or any Polonia Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).
4.19.     Required Vote.
The affirmative vote of a majority of the votes cast by holders of issued and outstanding shares of Polonia Common Stock entitled to vote at a duly held meeting at which a quorum is present is required to approve this Agreement and the Merger under Polonia’s articles of incorporation and applicable law.
4.20.     Registration Obligations.
Neither Polonia nor any Polonia Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
4.21.     Risk Management Instruments.
All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Polonia’s own account, or for the account of one or more of Polonia’s Subsidiaries or their customers (all of which are set forth in Polonia Disclosure Schedule 4.21), were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of Polonia or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Polonia nor any Polonia Subsidiary, nor to the Knowledge of Polonia any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.
4.22.     Fairness Opinion.
The board of directors of Polonia has received an oral opinion from FinPro to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Polonia pursuant to this Agreement is fair to such shareholders from a financial point of view, which opinion will be confirmed in writing dated as of the date of this Agreement.  Such opinion has not been amended or rescinded as of the date of this Agreement.
4.23.     Trust Accounts.
Polonia and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  None of Polonia, any other Polonia Subsidiary, or any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.
4.24.     Intellectual Property.
Polonia and each Polonia Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for Polonia and each Polonia Subsidiary to conduct their respective businesses as currently conducted.  Neither Polonia nor any Polonia Subsidiary has received any notice or has any Knowledge of any actual or threatened conflict with respect any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by Polonia or any Polonia Subsidiary in their respective businesses as currently conducted.  Polonia and each Polonia Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.  Neither Polonia nor any Polonia Subsidiary has received any charge, complaint, claim, demand or notice alleging that it has infringed upon, diluted, misappropriated or otherwise violated any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of Polonia or any Polonia Subsidiary.  Polonia and each Polonia Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that, to its Knowledge, such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or Prudential and its Affiliates.
4.25.     Labor Matters.
There are no labor or collective bargaining agreements to which Polonia or any Polonia Subsidiary is a party.  There is no union organizing effort pending or to the Knowledge of Polonia, threatened against Polonia or any Polonia Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Polonia, threatened against Polonia or any Polonia Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Polonia, threatened against Polonia or any Polonia Subsidiary (other than routine employee grievances that are not related to union employees).  Polonia and each Polonia Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice.  Polonia and each Polonia Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing.  There are no pending or, to the Knowledge of Polonia, threatened claims or suits against Polonia or any Polonia Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant.  Neither Polonia nor any Polonia Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
4.26.     Polonia Information Supplied.
4.26.1.          The information relating to Polonia and any Polonia Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26.2.          The information supplied by Polonia and any Polonia Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.
4.27.     Investment Securities and Commodities
4.27.1.          Polonia and all Polonia Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Polonia or Polonia Subsidiaries.  Such securities and commodities are valued on the books of Polonia in accordance with GAAP.
4.27.2.          Polonia and all Polonia Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Polonia believes are prudent and reasonable in the context of such businesses.  Polonia has previously made available to Prudential in writing its material Policies, Practices and Procedures.
4.28.     No Other Representations or Warranties.
4.28.1           Except for the representations and warranties made by Polonia in this Article IV and for the disclosures contained in the Polonia Disclosure Schedules, neither Polonia nor any other person makes any express or implied representation or warranty with respect to Polonia, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Polonia hereby disclaims any such other representations or warranties.

4.28.2           Polonia acknowledges and agrees that neither Prudential nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V and in the Prudential Disclosure Schedules.

ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF PRUDENTIAL
Subject to the disclosures set forth in the Prudential Disclosure Schedules delivered by Prudential to Polonia prior to the execution of this Agreement (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article V, or to one or more of the Prudential’s covenants contained in Article VII (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Prudential Disclosure Schedules as an exception to a Prudential MAE

Rep shall not be deemed an admission by Prudential that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of the Prudential Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Prudential Disclosure Schedules or another Section of this Agreement) the Prudential represents and warrants to Polonia as follows:
5.1.      Organization.
5.1.1.          Prudential is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Prudential has the requisite corporate power and authority to carry on its business as now conducted.  Prudential is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Prudential.
5.1.2.          Prudential Bank is a savings bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Prudential Bank and each other Prudential Subsidiary has the requisite corporate power and authority to carry on its business as now conducted.  Prudential Bank and each other Prudential Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  The deposits of Prudential Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Prudential Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.
5.2.      Capitalization.
5.2.1.          The authorized capital stock of Prudential consists of 40,000,000 shares of common stock, $0.01 par value per share, of which as of the date hereof, 8,060,799 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of preferred stock, $0.01 par value per share, of which zero shares are outstanding.  As of the date hereof, there are 1,484,010 shares of Prudential Common Stock held by Prudential as treasury stock.  Except as set forth in Prudential Disclosure Schedule 5.2.1, neither Prudential nor any Prudential Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Prudential Common Stock, or any other security of Prudential or any securities representing the right to vote, purchase or otherwise receive any shares of Prudential Common Stock or any other security of Prudential or any Prudential Subsidiary, or pursuant to which Prudential or any Prudential Subsidiary is or could be required to register shares of Prudential capital stock or other securities under the Securities Act, other than shares issuable under the Prudential Stock Benefit Plans.

5.2.2.          Prudential owns all of the capital stock of Prudential Bank free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  Except for the Prudential Subsidiaries, Prudential does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of Prudential Subsidiaries, equity interests held by Prudential Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Prudential Subsidiaries, including stock in the FHLB.  Except as set forth in Prudential’s Securities Documents, either Prudential or Prudential Bank, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each Prudential Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
5.2.3.          Except as set forth in Prudential’s Securities Documents, to the Knowledge of Prudential, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Prudential Common Stock.
5.2.4.          Prudential Disclosure Schedule 5.2.4 sets forth Prudential’s and all Prudential Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a Prudential Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.
5.3.      Authority; No Violation.
5.3.1.          Prudential has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Prudential and the consummation by Prudential of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Prudential, and no other corporate proceedings on the part of Prudential are necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Prudential, and subject to due and valid execution and delivery of this Agreement by Polonia, constitutes the valid and binding obligation of Prudential, enforceable against Prudential in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
5.3.2.          Subject to receipt of Regulatory Approvals and Polonia’s and Prudential’s compliance with any conditions contained therein, and to the receipt of the requisite approval of the shareholders of Polonia, (a) the execution and delivery of this Agreement by Prudential, (b) the consummation of the transactions contemplated hereby, and (c) compliance by Prudential with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar organizational or governing document of Prudential or any Prudential Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prudential or any Prudential Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Prudential or any Prudential Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Prudential or any Prudential Subsidiary.
5.3.3.          The Prudential Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Prudential and its shareholders and no other proceedings on the part of Prudential are necessary to approve the issuance of shares of Prudential Common Stock or consummate the transactions contemplated hereby.
5.4.      Consents.
Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filings of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the Maryland Department, (c) the filing with the SEC of (i) the Merger Registration Statement, and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of Prudential Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Prudential Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of Polonia and no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (i) the execution and delivery of this Agreement by Prudential, and (ii) the completion of the Merger by Prudential and the other transactions contemplated by this Agreement.  Prudential has no knowledge of any fact or circumstance pertaining to Prudential that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.
5.5.      Financial Statements.
5.5.1.          Prudential has previously made available to Polonia the Prudential Financial Statements.  The Prudential Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of Prudential and the Prudential Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in conformity with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.
5.5.2.          At the date of each balance sheet included in the Prudential Financial Statements, Prudential did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Prudential Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.  The Prudential Financial Statements reflect only actual transactions and all other books and records of Prudential and the Prudential Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.
5.5.3.          The records, systems, controls, data and information of Prudential and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Prudential or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5.3.  Prudential (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a‑15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Prudential, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Prudential by others within those entities, and (c) has disclosed, based on its most recent evaluation prior to the date hereof, to Prudential’s outside auditors and the audit committee of Prudential’s Board of Directors (the “Prudential Audit Committee”) (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Prudential’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Prudential’s internal control over financial reporting.  These disclosures (if any) were made in writing to Prudential’s auditors and the Prudential Audit Committee and a copy has previously been made available to Polonia.  As of the date hereof, to the Knowledge of Prudential’s chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.
5.5.4.          The allowance for loan and lease losses reflected in Prudential’s audited consolidated balance sheet at September 30, 2015 was, and the allowance for loan and lease losses shown on the balance sheets in Prudential’s Securities Documents for periods ending after September 30, 2015 will be, adequate, as of the dates thereof, under GAAP.

5.5.5.          Since September 30, 2015, (a) neither Prudential nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Prudential or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Prudential or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Prudential or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing Prudential or any of its Subsidiaries, whether or not employed by Prudential or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by Prudential or any of its officers, directors, employees or agents to the Board of Directors of Prudential or any committee thereof or to any director or officer of Prudential.
5.6.      Taxes.
5.6.1.          Prudential and the Prudential Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  Prudential and each Prudential Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to Prudential and each Prudential Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to Prudential and each Prudential Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from Prudential and any Prudential Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Prudential Financial Statements, or (c) have not yet been fully determined.  As of the date of this Agreement, Prudential has received no written notice of, and except as disclosed in Prudential Disclosure Schedule 5.6.1 there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of Prudential or any Prudential Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where Prudential or any Prudential Subsidiary does not file Tax Returns that Prudential or any Prudential Subsidiary is subject to Tax in that jurisdiction.  Prudential and the Prudential Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  Prudential and each Prudential Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Prudential and each Prudential Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns Prudential and each Prudential Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through September 30, 2012.

5.6.2.          The unpaid Taxes of Prudential and the Prudential Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the Prudential Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of Prudential in filing its Tax Returns.  Since September 30, 2015, neither Prudential nor any Prudential Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.
5.6.3.          Prudential and each Prudential Subsidiary has not disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code.  No excess loss account exists with respect to any Prudential Subsidiary.  Prudential and each Prudential Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and Prudential has no Knowledge that the IRS has proposed such adjustment in accounting method. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by Prudential or a Prudential Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to Prudential and each Prudential Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of Prudential and each Prudential Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.
5.7.      No Material Adverse Effect.
Prudential has not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Prudential.
5.8.      Ownership of Property; Insurance Coverage.
5.8.1.          Prudential and each Prudential Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Prudential or each Prudential Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Prudential Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Prudential Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the Prudential Financial Statements.  Prudential and the Prudential Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by Prudential and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Neither Prudential nor any Prudential Subsidiary is in default under any lease for any real or personal property to which either Prudential or any Prudential Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.
5.8.2.          Prudential and each Prudential Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Prudential and all Prudential Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.  All such insurance is valid and enforceable and in full force and effect, and within the last three years Prudential and each Prudential Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.
5.8.3.          All real property owned by Prudential or a Prudential Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted.  There are no pending or, to the Knowledge of Prudential, threatened condemnation proceedings against such real property. Prudential and the applicable Prudential Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.
5.9.      Legal Proceedings.
Except as set forth on Prudential Disclosure Schedule Section 5.9, neither Prudential nor any Prudential Subsidiary is a party to any, and there are no pending or, to the Knowledge of Prudential, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against Prudential or any Prudential Subsidiary that could reasonably be expected to have a Material Adverse Effect, (b) to which Prudential or any Prudential Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) which could adversely affect the ability of Prudential to perform under this Agreement.
5.10.    Compliance With Applicable Law.
5.10.1.          Each of Prudential and each Prudential Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Pennsylvania Banking Code of 1965, the Federal Reserve Act, the Federal Deposit Insurance Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and

all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Prudential nor any Prudential Subsidiary has received any written notice to the contrary.  The Board of Directors of Prudential Bank has adopted and Prudential Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
5.10.2.          Each of Prudential and each Prudential Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of Prudential, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.
5.10.3.          For the period beginning January 1, 2015, neither Prudential nor any Prudential Subsidiary has received any written notification or any other communication from any Bank Regulator (a) asserting that Prudential or any Prudential Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring or threatening to require Prudential or any Prudential Subsidiary, or indicating that Prudential or any Prudential Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of Prudential or any Prudential Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Prudential or any Prudential Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Prudential Regulatory Agreement”).  Neither Prudential nor any Prudential Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it.  The most recent regulatory rating given to Prudential Bank as to compliance with the CRA is satisfactory or better.  There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any Prudential Regulatory Agreement.  There is no injunction, order, judgment or decree imposed upon Prudential or any Prudential Subsidiary or the assets of Prudential or any Prudential Subsidiary.
5.10.4.          Since the enactment of the Sarbanes-Oxley Act, Prudential has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

5.11.     Employee Benefit Plans.
5.11.1.          Neither Prudential nor any Prudential Subsidiary has any commitment to create any additional Prudential Compensation and Benefit Plan or to modify, change or renew any existing Prudential Compensation and Benefit Plan, except as required to maintain the qualified status thereof.  Prudential has made available to Polonia, in its Securities Documents or otherwise, true and correct copies of the agreements or other documents establishing and evidencing the Prudential Compensation and Benefit Plans.
5.11.2.          Each Prudential Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, the ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each Prudential Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Prudential is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no pending or, to the Knowledge of Prudential, threatened action, suit or claim relating to any of the Prudential Compensation and Benefit Plans (other than routine claims for benefits).  Neither Prudential nor any Prudential Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Prudential Compensation and Benefit Plan that would reasonably be expected to subject Prudential or any Prudential Subsidiary to a material unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.
5.11.3.          No liability under Title IV of ERISA has been incurred by Prudential or any Prudential Subsidiary with respect to any Prudential Compensation and Benefit Plan which is subject to Title IV of ERISA (“Prudential Pension Plan”) currently or formerly maintained by Prudential or any entity which is considered one employer with Prudential under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Prudential ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to Prudential or any Prudential ERISA Affiliate of incurring a liability under such Title.  No Prudential Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby).  Neither Prudential nor any Prudential ERISA Affiliate has contributed to or has or had any obligation to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA.  Neither Prudential, nor any Prudential ERISA Affiliate, nor any Prudential Compensation and Benefit Plan, including any Prudential Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Prudential, any Prudential ERISA Affiliate, and any Prudential Compensation and Benefit Plan, including any Prudential Pension

Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.
5.11.4.          All contributions required to be accrued under the terms of any Prudential Compensation and Benefit Plan have been timely accrued, and all anticipated contributions and funding obligations are accrued on Prudential’s consolidated financial statements to the extent required by GAAP.  Prudential and each Prudential Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Prudential Compensation and Benefit Plan for financial reporting purposes as required by GAAP.
5.11.5.          Neither Prudential nor any Prudential Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, under any Prudential Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by Prudential or any Prudential Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.
5.11.6.          Prudential and its Subsidiaries do not maintain any Prudential Compensation and Benefit Plans covering employees who are not United States residents.
5.11.7.          With respect to each Prudential Compensation and Benefit Plan, if applicable, Prudential has provided or made available to Polonia copies of the: (a) trust instruments and insurance contracts; (b)  most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c)  most recent actuarial reports and financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last year; (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (h) any PBGC Form 500 and 501 filings, along with any Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the prior termination of a Prudential Pension Plan.
5.11.8.          Except as set forth on Prudential Disclosure Schedule 5.11.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b)  result in any increase in benefits payable under any Prudential Compensation and Benefit Plan, or (c)  entitle any current or former employee, director or independent contractor of Prudential or any Prudential Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).
5.11.9.          Neither Prudential nor any Prudential Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
5.11.10.          All deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.
5.12.     Environmental Matters.
5.12.1.          Except as may be set forth in Prudential Disclosure Schedule 5.12, with respect to Prudential and each Prudential Subsidiary:
(A)          To Prudential’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it  (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon Prudential or any Prudential Subsidiary.  No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Prudential or any Prudential Subsidiary by reason of any Environmental Laws.  Neither Prudential nor any Prudential Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Prudential or any Prudential Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability may be reasonably likely to be imposed upon Prudential or any Prudential Subsidiary.
(B)          There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Prudential’s Knowledge, threatened, before any court, governmental agency or other forum against Prudential or any Prudential Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Prudential or any Prudential Subsidiary.
5.13.     Securities Documents
Prudential has made available to Polonia copies of its (a) annual reports on Form 10-K for the years ended September 30, 2015, 2014 and 2013, and (b) proxy materials used or for use in connection with its meetings of shareholders held in 2016, 2015 and 2014.  Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.14.     Brokers, Finders and Financial Advisors.
Neither Prudential nor any Prudential Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners, L.P. (“Sandler”) and the fee payable pursuant thereto.
5.15.     Prudential Common Stock.
The shares of Prudential Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
5.16.     Prudential Information Supplied.
5.16.1.          The information relating to Prudential and any Prudential Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
5.16.2.          The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Prudential with respect to statements made or incorporated by reference therein based on information supplied by Polonia specifically for inclusion or incorporation by reference in the Merger Registration Statement.
5.16.3.          The information supplied by Prudential and any Prudential Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.
5.17.     Loan Portfolio.
All loans receivable (including discounts) and accrued interest entered on the books of Prudential and the Prudential Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Prudential’s or the appropriate Prudential Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be.  To Prudential’s Knowledge, the loans, discounts and the accrued interest reflected on the books of Prudential and the Prudential Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  With respect to all such loans, Prudential or a Prudential Subsidiary has good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.
5.18.    Investment Securities and Commodities.
5.18.1.          Prudential and all Prudential Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Prudential or Prudential Subsidiaries.  Such securities and commodities are valued on the books of Prudential in accordance with GAAP.
5.18.2.          Prudential and all Prudential Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the “Prudential Policies, Practices and Procedures”) that Prudential believes are prudent and reasonable in the context of such businesses.  Before the date hereof, Prudential has made available to Polonia in writing its material Policies, Practices and Procedures.
5.19.    Related Party Transactions.
Except as set forth in Prudential Disclosure Schedule 5.19, neither Prudential nor any Prudential Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Prudential or any Prudential Affiliate.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB).  No loan or credit accommodation to any Affiliate of Prudential or any Prudential Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither Prudential nor any Prudential Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Prudential is inappropriate.
5.20.    No Other Representations or Warranties.
5.20.1.          Except for the representations and warranties made by Prudential in this Article V and for the disclosures contained in the Prudential Disclosure Schedule, neither Prudential nor any other person makes any express or implied representation or warranty with respect to Prudential, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Prudential hereby disclaims any such other representations or warranties.

5.20.2.          Prudential acknowledges and agrees that neither Polonia nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the Polonia Disclosure Schedule.

ARTICLE VI
 COVENANTS OF POLONIA
6.1.      Conduct of Business.
6.1.1.          Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, required by law or as consented to in writing by Prudential, which consent will not be unreasonably withheld, conditioned or delayed, Polonia will, and it will cause each Polonia Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.
6.1.2.          Negative Covenants.  Polonia agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in Polonia Disclosure Schedule 6.1.2, required by law or regulation or any Governmental Entity or consented to by Prudential in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each Polonia Subsidiary not to:
(A)          change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint a new director to the board of directors;
(B)          change the number of authorized or issued shares of its capital stock, issue any shares of Polonia Common Stock, including any shares that are held as treasury stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Polonia Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem, repurchase or otherwise acquire any shares of capital stock, except that Polonia may issue, redeem or repurchase shares of Polonia Common Stock in connection with the (i) valid exercise, in accordance with the information set forth in Polonia Disclosure Schedule 3.3.9, of presently outstanding Polonia Options issued under the Polonia Stock Benefit Plans, or (ii) the vesting of presently outstanding Polonia Restricted Stock

Awards in accordance with the information set forth in Polonia Disclosure Schedule 3.3.9 issued under the Polonia Stock benefit Plans.
(C)          enter into, amend, extend (including not allowing agreements to extend which under their terms extend unless board action is taken to not allow such extension) or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;
(D)          make application for the relocation, opening or closing of any, or open or close any, branch or automated banking facility;
(E)          grant or agree to pay any bonus, severance or termination to, or enter into, renew, amend or extend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (a) as may be required pursuant to commitments existing on the date hereof and set forth on Polonia Disclosure Schedule 6.1.2(E), and (b) pay increases in the ordinary course of business consistent with past practices to non-officers and employees provided such increases shall not exceed 2% (on an annualized basis) with respect to any individual. Neither Polonia nor any Polonia Subsidiary shall hire or promote any employee to an officer position, promote an existing officer to a more senior officer position or hire any new employee at an annual rate of compensation in excess of $45,000; provided that Polonia or a Polonia Subsidiary may hire at-will, non-officer employees to fill vacancies that exist as of the date hereof or which may from time to time arise in the ordinary course of business as long as the total number of full-time employees does not exceed the number thereof as of the date hereof;
(F)          enter into or, except as may be required by law, modify any pension, retirement, stock option, restricted stock, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;
(G)          merge or consolidate Polonia or any Polonia Subsidiary with any other corporation; sell or, except as set forth in Polonia Disclosure Schedule 6.1.2(G), lease all or any substantial portion of the assets or business of Polonia or any Polonia Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Polonia, or any Polonia Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any Polonia Subsidiary of its approval to maintain any existing branch office, or file an application for approval to establish a new branch office;
(H)          sell or otherwise dispose of any asset of Polonia or of any Polonia Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Polonia or of any Polonia Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers); except as may be permitted pursuant to item (Q) of this Section 6.1.2, incur liability of any nature, including any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);
(I)          voluntarily take any action which would result in any of the representations and warranties of Polonia set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;
(J)          change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date), any Bank Regulator responsible for regulating Polonia, or Polonia’s independent accounting firm;
(K)          except as set in Polonia Disclosure Schedule 6.1.2(K), waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Polonia or any Polonia Subsidiary is a party;
(L)          purchase any equity securities (other than additional shares of common stock of the FHLB as may be required), or purchase any debt securities other than (a) debt securities issued by U.S. Government Agencies or direct obligations of the U.S. Treasury with final maturities not to exceed three (3) years and a par of $1.0 million per security, and (b) any U.S. government fixed-rate mortgage-backed security with a weighted average maturity not to exceed four (4) years that passes all applicable regulatory stress tests at the time of purchase, not to exceed $2.0 million in any one security;
(M)          except as permitted under Section 6.1.2(B), issue or sell any equity or debt securities;
(N)          except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the Polonia Disclosure Schedule 6.1.2(N), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) to an existing credit relationship as of the date hereof, in an amount in excess of $1,000,000 for a commercial real estate loan and in excess of $100,000 for a commercial business loan; (ii) to a new credit relationship, in an amount in excess of $1,000,000 for a commercial real estate loan or $50,000 for a commercial business loan or (iii) in excess of $500,000 for a residential loan.  In addition, the prior approval of Prudential is required with respect to the following: (a) any overdraft to commercial clients in excess of $35,000; (b) the granting of any new loans to directors, officers or employees or modifications to existing loans thereto except to the extent contractually required by the terms of the loans thereto and (c) any new credit or loan to an existing relationship that is rated “special mention,” “substandard,” or some lesser classification.  With respect to any loan that requires Prudential prior approval, Prudential shall have three (3)

Business Days to act on such request from date the request is submitted by Polonia Bank together with all relevant documentation for Prudential review, provided that Polonia Bank shall first have approved such loan or credit.
(O)          except as set forth on the Polonia Disclosure Schedule 6.1.2(O), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;
(P)          enter into any futures contract, option, interest rate caps, interest rate floors, interest rate swaps, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
(Q)          borrow any new amounts from the FHLB, other than overnight borrowings or borrowings with bullet maturities of not more than one (1) year;
(R)          make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other banking policies except as may be required by changes in applicable law or regulations or GAAP, or by a Bank Regulator;
(S)          enter into any new line of business;
(T)          except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any employment agreement, stock option plan or employee benefit plan;
(U)          make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;
(V)          make any material change in its interest rate or fee pricing policies or practices with respect to depository accounts of Polonia Bank from those policies and practices in place as of the date hereof;
(W)          incur any discretionary expense in excess of $25,000 individually that is not otherwise addressed in this Section 6.1.2;
(X)          issue any certificates of deposit, other than pursuant to renewals of existing certificates of deposit, with a maturity longer than twenty-four (24) months;

(Y)          undertake, enter into or renew (including by automatic renewal) any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Polonia or Polonia of more than $25,000 annually, or containing any financial commitment of Polonia extending beyond twelve (12) months from the date hereof;

(Z)          pay, discharge, settle, modify or compromise any claim, loan, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement, modification or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;
(AA)          institute any new litigation or other legal or regulatory proceedings (excluding loan foreclosure or collection actions);
(BB)          foreclose upon or take a deed or title to any (a) commercial real estate, or (b) residential real estate on which, in the case of either clause (a) or (b), the presence of Materials of Environmental Concern could be reasonably expected based on Polonia’s Knowledge, without first conducting a Phase I of the property and confirming that such Phase I does not indicate the presence of a Materials of Environmental Concern;
(CC)          purchase or sell any mortgage loan servicing rights, other than in the ordinary course of business consistent with past practice;
(DD)          issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation, post-Closing employment, benefit or compensation information) without prior consultation with and without the prior consent of Prudential (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Prudential (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;
(EE)          amend, modify or waive any non-competition, non-solicitation, no-piracy, or confidentiality agreement, or any other such restrictive agreement; or
(FF)          agree to do any of the foregoing.
6.2.      Current Information and Cooperation.
6.2.1.          Subject to compliance with applicable law, regulation and policy, during the period from the date of this Agreement to the Effective Time, Polonia will cause one or more of its representatives to confer with representatives of Prudential and report the general status of its ongoing operations at such times as Prudential may reasonably request.  Polonia will promptly notify Prudential of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Polonia or any Polonia Subsidiary.  Without limiting the foregoing, senior officers of Prudential and Polonia shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial, credit and operational affairs, and the like, of Polonia and its Subsidiaries, in accordance with applicable law.

6.2.2.          Polonia and Prudential Bank shall meet on a regular basis to discuss and plan for the conversion of Polonia’s data processing and related electronic informational systems to those used by Prudential Bank, which planning shall include, but not be limited to, discussion of the possible termination by Polonia of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Polonia in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Polonia shall not be obligated to take any such action prior to the Effective Time and, unless Polonia otherwise agrees, no conversion shall take place prior to the Effective Time.  In the event that Polonia takes, at the request of Prudential Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any fees or charges, Prudential Bank shall indemnify Polonia for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Polonia, or a termination of this Agreement under Section 11.1.8.
6.2.3.          Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, and advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including, without limitation, any actions, assistance or cooperation necessary in preparation for the conversion and integration of Polonia’s operations into Prudential Bank’s operations. Notwithstanding any other provision contained in this Agreement, (a) neither Prudential nor Prudential Bank shall under any circumstance be permitted to exercise control of Polonia, Polonia Bank or any other Polonia Subsidiaries prior to the Effective Time.

6.2.4.          Polonia shall provide Prudential Bank, within twenty-five (25) days after the end of each calendar month, a written list of nonperforming assets and Polonia Delinquencies (the term “nonperforming assets,” for purposes of this subsection, means (a) loans that are Troubled Debt Restructurings, (b) loans on nonaccrual, (c) REO, (d) all loans thirty (30) days or more past due) as of the end of such month and (e) and impaired loans.  On a monthly basis, Polonia shall provide Prudential Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, as well as the related loan origination/underwriting documentation and credit file detail if requested by Prudential Bank.  On a monthly basis, Polonia shall provide Prudential Bank with the following reports: (a) watch list report, (b) classified asset report, (c) historic net charge-offs trends, (d) loan loss reserve analysis, (e) individual asset quality write ups, and (f) pipeline report.

6.2.5.          Polonia shall promptly inform Prudential upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of Polonia or any Polonia Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.

6.3.      Access to Properties and Records.
Subject to Section 12.1 hereof, Polonia shall permit Prudential reasonable access during normal business hours upon reasonable written notice to its properties and those of the Polonia Subsidiaries, and shall disclose and make available to Prudential during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Polonia determines based on the advice of legal counsel should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, plans affecting employees, and any other business activities or prospects in which Prudential may have a reasonable interest; provided, however, that Polonia shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement.  Prudential shall use commercially reasonable efforts to minimize any interference with Polonia’s regular business operations during any such access to Polonia’s property, books and records.  Polonia shall permit Prudential, at Prudential’s sole expense, to cause a Phase I and any Phase II Environmental Site Assessment  (“Phase II”) recommended therein to be performed at each Polonia Real Property (provided that such right, with respect to leased Polonia Real Property, shall be subject to the applicable landlord’s prior written consent) provided, however, that Prudential shall only have the right to conduct a Phase II prior to the Closing Date only to the extent that a Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of “Recognized Environmental condition” (as such term is defined by the American Society for Testing Materials) that was discovered in the Phase I.  Any such Phase I shall be commenced within 30 days after the date of this Agreement and any such Phase II, to the extent permitted by the provisions hereof to be conducted prior to Closing, recommended to be performed by any such Phase I shall be commenced within 30 days of the Phase I report recommending such Phase II.  Prudential and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Polonia’s operation of its business, and Prudential shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder.  Prudential shall be required to restore each Polonia Real Property to substantially its pre-assessment condition.  All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by Prudential.  Prudential hereby agrees to indemnify, defend and hold Polonia harmless from and against any cost, expense, charge, lien, action or judgment, as well as any claim of a right to any such cost, expense, charge, lien, action or judgment arising from any act or omission of Prudential, Prudential’s agents or contractors, or any services, labor, supplies or materials provided or performed by surveyors, engineers, architects and others hired by Prudential to make the inspections and tests, and from and against any personal injury and property damage caused by the act or negligence of Prudential or any of its agents, or independent contractors in connection with any Phase I or Phase II.

6.4.      Financial and Other Statements.
6.4.1.          Promptly upon receipt thereof, Polonia will furnish to Prudential copies of each annual, interim or special audit of the books of Polonia and the Polonia Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Polonia by such auditors in connection with each annual, interim or special audit of the books of Polonia and the Polonia Subsidiaries made by such auditors.
6.4.2.          As soon as reasonably available, Polonia will furnish to Prudential copies of all documents, statements and reports that it or any Polonia Subsidiary shall send to its shareholders or, to the extent legally permitted to do so, any Bank Regulator. Within 25 days after the end of each month, Polonia will deliver to Prudential a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.  Within two (2) days following each meeting of the Board of Directors, Polonia will deliver to Prudential a monthly financial reporting package for the previous month and previous month on a year to date basis, in the same form as is delivered to the Board of Directors of Polonia, prepared in accordance with current financial reporting practices.
6.4.3          To the extent legally permitted to so, Polonia will advise Prudential promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of Polonia or any of the Polonia Subsidiaries.
6.4.4.          With reasonable promptness, Polonia will furnish to Prudential such additional financial data that Polonia possesses and as Prudential may reasonably request, including without limitation, detailed monthly financial statements and loan reports.
6.5.      Maintenance of Insurance.
Polonia shall maintain, and cause each Polonia Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, but in no event shall such coverage be less than coverage by the policies in place as of the date of this Agreement.
6.6.      Disclosure Supplements.
From time to time as necessary, but in no event less than ten (10) days prior to the Effective Time, Polonia will supplement or amend the Polonia Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Polonia Disclosure Schedule or which is necessary to correct any information in such Polonia Disclosure Schedule which has been rendered inaccurate thereby.  Notwithstanding the foregoing, Polonia shall promptly notify Prudential if any representation or warranty of Polonia becomes materially inaccurate but in no event more than five (5) Business Days after Polonia has Knowledge of such material inaccuracy.  No supplement or amendment to such Polonia Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.      Consents and Approvals of Third Parties.
Polonia shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement prior to the Effective Time.
6.8.      Failure to Fulfill Conditions.
In the event that Polonia determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Prudential.
6.9.      Reasonable Best Efforts.
Subject to the terms and conditions herein provided, Polonia agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.10.    No Solicitation.
6.10.1.          From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, Polonia shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (a) initiate, solicit or knowingly encourage, or take any other action to knowingly facilitate the making of any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Prudential) any information or data with respect to Polonia or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (c)  release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Polonia is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.  Any violation of the foregoing restrictions by Polonia or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Polonia or otherwise, shall be deemed to be a breach of this Agreement by Polonia.  Polonia and its Subsidiaries shall, and shall cause each of Polonia Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Prudential), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.  For purposes of this Agreement, “Acquisition Transaction” shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Polonia or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Polonia or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Polonia and its Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Polonia or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Polonia or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
6.10.2.          Notwithstanding Section 6.10.1, Polonia may take any of the actions described in clause (b) of the first paragraph of Section 6.10.1 if, but only if, (a) Polonia has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (b) the Board of Directors of Polonia determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (c) prior to furnishing or affording access to any information or data with respect to Polonia or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Polonia receives from such Person a confidentiality agreement with terms no less favorable to Polonia than those contained in the Confidentiality Agreements; and (d) the Board of Directors of Polonia determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws. Polonia shall promptly provide to Prudential any non-public information regarding Polonia or its subsidiaries provided to any other Person that was not previously provided to Prudential, such additional information to be provided no later than the date of provision of such information to such other party.
For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of Polonia reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Polonia Common Stock or all, or substantially all, of the assets of Polonia and its Subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of Polonia Common Stock that is more favorable than the Merger Consideration to be paid to Polonia’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing and consummation of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to Polonia than the Merger and the transactions contemplated by this Agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
6.10.3.          Polonia shall promptly (and in any event within forty-eight (48) hours) notify Prudential in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Polonia or any Polonia Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)) unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.  Polonia agrees that it shall keep Prudential informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
6.10.4.          Neither the Board of Directors of Polonia nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Prudential in connection with the transactions contemplated by this Agreement (including the Merger), the Polonia Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the Polonia Shareholders Meeting or otherwise, inconsistent with the Polonia Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Polonia Recommendation); or (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.
6.10.5.          Notwithstanding Section 6.10.4, prior to the date of Polonia Shareholders Meeting, the Board of Directors of Polonia may approve or recommend to the shareholders of Polonia a Superior Proposal and withdraw, qualify or modify the Polonia Recommendation in connection therewith (a “Polonia Subsequent Determination”) after the third (3rd) Business Day following Prudential’s receipt of a notice (the “Notice of Superior Proposal”) from Polonia advising Prudential that the Board of Directors of Polonia, after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives Prudential at least three (3) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Polonia in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by Prudential (provided, however, that Prudential shall not be obligated to propose any such adjustments, modifications to the terms and condition of this Agreement) and after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.10.5 and will require a new notice period as referred to in this Section 6.10.5. Notwithstanding the foregoing, the changing, qualifying or modifying of the Polonia Recommendation or the making of a Polonia Subsequent Determination by the Board of Directors of Polonia shall not change the approval of the Board of Directors of Polonia for purposes of causing any applicable federal or state anti-takeover laws or regulations to be inapplicable to this Agreement and the Polonia Voting Agreements and the transactions contemplated hereby, including the Merger.
6.10.6.          Nothing contained in Section 6.10 shall prohibit Polonia or the Board of Directors of Polonia from complying with Polonia’s obligations under Rules 14d-9 and 14e-2(a) (as if such rules were applicable to Polonia) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Polonia Recommendation unless the Board of Directors of Polonia reaffirms the Polonia Recommendation in such disclosure.
6.11.      Merger-Related Costs.
Polonia agrees to consult with Prudential with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications); provided, however, that neither Prudential nor Prudential Bank shall under any circumstance be permitted to exercise control of Polonia, Polonia Bank or any other Polonia Subsidiaries prior to the Effective Time.  Prudential and Polonia shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Prudential shall reasonably request and which are not inconsistent with GAAP; provided that no such actions shall be effected (i) until Prudential shall have irrevocably certified to Polonia that all conditions set forth in Article IX to the obligation of Prudential to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived and (ii) more than five (5) Business Days prior to the Closing Date.

6.12.     ESOP; 401(k) Plan; Severance Plan; Other Benefits Plans.(a)
6.12.1.          Polonia shall take all actions necessary to terminate the Polonia ESOP, effective no later than the day immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the Polonia ESOP as of the Effective Time shall become fully vested upon termination of the Polonia ESOP. The Merger Consideration received with respect to the unallocated Polonia Common Stock held by the Polonia ESOP shall first be used to repay all then outstanding indebtedness under the outstanding loans to the ESOP.  Following the Effective Time, any remaining cash or Prudential Common Stock held in the ESOP suspense account after repayment of the outstanding ESOP loans shall be allocated in accordance with the terms of the Polonia ESOP. As soon as practicable after the date hereof, counsel for Polonia shall prepare all necessary documents to be filed with the IRS for a determination letter for termination of the Polonia ESOP, effective immediately prior to the Effective Time, and Polonia shall file or cause to be filed such documents with the IRS following review of such documents by Prudential and its counsel.  The parties shall use their respective commercially reasonable best efforts to obtain such favorable determination letter. As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the Polonia ESOP upon its termination, the account balances in the Polonia ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the Polonia ESOP in the ordinary course for reasons other than the termination of such plan.  Prudential agrees to permit Continuing Employees to rollover their account balances in the Polonia ESOP to Prudential’s 401(k) Plan provided they are still employed by Prudential or a Prudential Subsidiary at the time of such rollover.  Polonia shall, or shall direct the fiduciaries of the Polonia ESOP to (to the extent permitted by law), provide Prudential and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Polonia ESOP or the voting of shares of Polonia Common Stock in the Polonia ESOP at the Polonia shareholder meeting held in accordance with Section 8.1 at least five (5) Business Days before such document is adopted, filed or distributed, and no such document shall be adopted, filed or distributed without Prudential’s approval (not to be unreasonably withheld, conditioned or delayed).  Prior to the Closing Date, Polonia shall provide Prudential with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, Polonia shall continue to accrue and make contributions to the ESOP trust from the date of this Agreement through the termination date of the Polonia ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loans to the ESOP prior to the termination of the ESOP and shall make a pro-rated payment on the ESOP loan for the 2016 Plan Year through and including the end of the calendar quarter immediately preceding the Closing, prior to the termination of the Polonia ESOP.
6.12.2.          To the extent permitted by ERISA, Polonia shall request the trustees of the Polonia ESOP to make a Cash Election for a sufficient number of the unallocated shares of Polonia Common Stock held by the Polonia ESOP to satisfy any outstanding debt under the loan agreements between the Polonia ESOP and Polonia dated as of January 11, 2007 and November 9, 2012.

6.12.3.          Polonia shall take all necessary action to cause the Polonia Bank Retirement Plan (the “Polonia 401(k) Plan”) to be terminated effective no later than the day immediately prior to the Effective Time (the “Plan Termination Date”). The accounts of all participants and beneficiaries in the Polonia 401(k) Plan shall become fully vested as of the Plan Termination Date. As soon as practicable after the Plan Termination Date, the account balances in the Polonia 401(k) Plan shall be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations. Any Continuing Employee who elects to participate in Prudential’s 401(k) Plan and who remains employed by Prudential or any Prudential Subsidiary at the time his or her account balance in the Polonia 401(k) Plan is distributed may elect to have such account balance rolled over into Prudential’s 401(k) Plan.  Polonia shall, or shall direct the fiduciaries of the Polonia 401(k) Plan to (to the extent permitted by law), provide Prudential and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Polonia 401(k) Plan at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without Prudential’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, Polonia shall provide Prudential with the final documentation evidencing that the actions contemplated herein have been effectuated.
6.12.4.          Prior to the Effective Time, Polonia shall take all reasonable action to cause the Amended and Restated Polonia Bank Employee Severance Compensation Plan to be amended to provide that each employee of Polonia Bank immediately prior to the Effective Time (other than any employee who is party to an employment agreement, severance agreement or change in control agreement or covered by any other severance plan) and whose employment is terminated as of the Effective Time or whose employment continues with Prudential or any Prudential Subsidiary as of the Effective Time and whose employment thereafter is terminated involuntarily other than for “cause” or who voluntarily resigns after being offered continued employment in a position that is not a “comparable position,” as defined, during the six-month period following the Effective Time shall be entitled to receive a lump sum severance payment from Prudential Bank equal in amount to two weeks’ base pay to be calculated based upon such employee’s base compensation for each full year such employee was employed by Polonia Bank, and subject to a minimum of four (4) weeks’ severance and a maximum of twenty-six (26) weeks’ severance, provided (i) such terminated employee had at least one year of credited service, (ii) such terminated employee enters into a release of claims against Prudential, Polonia and their respective Subsidiaries, Affiliates, directors, officers and employees, and (iii) Prudential Bank receives prior to such payment any required regulatory approval or non-objection from Bank Regulators. The Amended and Restated Polonia Bank Employee Severance Compensation Plan shall also be amended to reflect the following: (A) “cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or any regulatory order; (B) “year of service” shall mean each full 12-month period of service from the date of hire; and (C) “base compensation” shall mean (i) for salaried employees, the employee’s annual base salary at the rate in effect immediately preceding the Effective Time or, if higher, the rate in effect as of the date of termination, (ii) for employees whose compensation is determined in whole or in part on the basis of commission income, the sum of the employee’s base salary (if any) at the rate in effect immediately preceding the Effective Time plus the commissions earned by the employee in the 12 full calendar months immediately preceding the Effective Time or, if higher, the sum of the employee’s base salary (if any) at the rate in effect as of the date of termination plus the commissions earned by the employee in the twelve (12) full calendar months immediately preceding the date of termination, and (iii) for hourly employees, the employee’s total hourly wages (excluding bonuses, commissions, perquisites, benefits or similar payments) for the twelve (12) full calendar months immediately preceding the Effective

Time or, if higher, the employee’s total hourly wages (excluding bonuses, commissions, perquisites, benefits or similar payments) for the twelve (12) full calendar months immediately preceding the date of termination; (D) “comparable position” shall mean a position that would (i) provide the employee with a base salary at least equal to 85% of the employee’s base salary in effect immediately prior to the Effective Time and (ii) have job skill requirements that are comparable to the requirements of the position held by the employee immediately prior to the Effective Time; (E) the lump sum severance payment with respect to any terminated employee shall be paid in the first payroll period following the later of (i) the date on which the revocation period for the employee’s executed release agreement expires without such release being revoked or (ii) the date of termination of such employee’s employment; and (F) all references in Section P of such plan to vested rights of the parties shall be deleted. Polonia shall provide Prudential and its counsel with a draft of each resolution, employee communication or other document relating to the amendment of the Amended and Restated Polonia Bank Employee Severance Compensation Plan at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without Prudential’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, Polonia shall provide Prudential with the final documentation evidencing that the actions contemplated herein have been effectuated.
6.12.5.          Immediately prior to the Effective Time, Polonia shall cause Polonia Bank to pay to each of its employees in cash (less applicable federal, state and local tax withholding) as of the Effective Time the amount of any accrued but unused vacation leave and compensatory time determined in accordance with the Polonia Employee Handbook, provided that all of such payments are accrued as a liability as of the Final Statement Date.
6.12.6.          To the extent request by Prudential prior to the Closing Date, Polonia and the Polonia Subsidiaries shall cooperate in good faith with Prudential to amend, freeze, terminate or modify any Polonia Compensation and Benefit Plan not covered elsewhere in this Section 6.12 in accordance with the terms of such plan or agreement, to be effective as of or immediately prior to the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Effective Time.   Polonia shall provide Prudential and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the foregoing at least five (5) business days before such document is adopted or distributed, and no such document shall be adopted or distributed without Prudential’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, Polonia shall provide Prudential with the final documentation evidencing that the actions contemplated herein have been effectuated.
6.13.    Polonia Consolidated Stockholders’ Equity.
6.13.1.          For purposes of the Closing Balance Sheet (as defined below), “Polonia Consolidated Stockholders’ Equity” shall be Polonia’s total consolidated stockholders’ equity as of the Final Statement Date (as defined below) computed in accordance with GAAP, consistently applied but excluding (i) any change after April 30, 2016 in the net accumulated other comprehensive income (loss) related to unrealized gains or losses on available for sale securities, (ii) the after-tax impact of any net gains on sale of investment securities and/or loans realized after April 30, 2016, (iii) the after-tax impact of any accruals, reserves or charges resulting from expenses of the Merger and other transactions contemplated by this Agreement incurred after April 30, 2016 including but not limited to Polonia investment banking fees, attorney’s and accountant’s fees, amounts owing and paid under management contracts and termination fees under any Material Contracts with Polonia or any Polonia Subsidiary that are terminated in connection with the Merger or actions required to be taken by Polonia or any of its Subsidiaries pursuant to the terms of this Agreement (provided that all accruals and payments made pursuant to Section 6.12.5 of this Agreement shall not be excluded), (iv) the after-tax impact of any recoveries on or before the Final Statement Date (as defined below) of reserves taken by Polonia on or before April 30, 2016 with respect to litigation pending as of the date of this Agreement as set forth in Polonia Disclosure Schedule 4.10 as the result of entry into a binding settlement agreement or arbitration award or entry of a final judicial determination of a court of competent jurisdiction prior to the Final Statement Date, and (v) the after-tax impact of any recoveries or reversals on or before the Final Statement Date of the liability recorded, as reflected in the audited financial statements for the year ended December 31, 2015, with respect to the post-retirement deferred compensation and split dollar arrangement with the previous President of Polonia which was entered into in 1997 as a result of entry into a binding agreement with such person with respect to the benefits due thereto pursuant to such benefit arrangements prior to the Final Statement Date.  In addition, for purposes of the Closing Balance Sheet, “Polonia Net Equity Adjustments” shall be the sum of the following items, but only if such sum is a positive amount: (x) the amount in clause (iv) above, plus (y) the amount in clause (v) above, minus (z) the aggregate legal and accounting fees and expenses incurred with respect to this Agreement and the transactions contemplated hereby, including but not limited to negotiation of this Agreement and the preparation of the Proxy Statement-Prospectus, but only to the extent such aggregate legal and accounting fees and expenses incurred on or before the Final Statement Date exceed $350,000.
6.13.2.          Polonia shall prepare a consolidated balance sheet of Polonia as of the Final Statement Date (the “Closing Balance Sheet”) and the computation of Polonia Consolidated Stockholders’ Equity and the Polonia Net Equity Adjustments as of the Final Statement Date, determined in accordance with this Agreement.  The Closing Balance Sheet shall be prepared in accordance with GAAP, consistently applied, and in a manner consistent with the audited consolidated balance sheet of Polonia as of December 31, 2015, except as provided in Section 6.13.1 above.
6.13.3.          After the shareholders of Polonia have approved the Merger, as required by this Agreement, and after all regulatory approvals required by law to consummate the Merger have been obtained (statutory waiting periods need not have expired), Polonia or Prudential may specify the succeeding month-end as the date of the Closing Balance Sheet (the “Final Statement Date”) by written notice to the other party delivered before the Final Statement Date specified in the notice.  Upon delivery of such notice, Polonia shall promptly prepare the Closing Balance Sheet and shall deliver the Closing Balance Sheet to Prudential no later than twelve (12) calendar days after the Final Statement Date for the review and approval of Prudential.  If Prudential disagrees in good faith with Polonia’s calculation of the Closing Balance Sheet, Prudential may, within five (5) Business Days following Polonia’s delivery of the Closing Balance Sheet, deliver to Polonia a written notice of disagreement setting forth in reasonable detail those items or amounts included in the Closing Balance Sheet as to which

Prudential disagrees and the basis for such disagreement.  Prudential shall provide reasonable supporting documentation for each such disagreement concurrently with the delivery of such notice of disagreement. The parties agree that the only valid basis for a notice of disagreement shall be that (A) an amount set forth in the Closing Balance Sheet was not properly calculated in accordance with GAAP or this Section 6.13 or (B) there was a mathematical or computational error in the recording of any amount included in the Closing Balance Sheet.  Prudential shall be deemed to have agreed with all other items and amounts set forth in the Closing Balance Sheet other than those specified in a notice of disagreement.
6.13.4.          If Prudential does not timely deliver a notice of disagreement to Polonia that complies with Section 6.13.3, or if Prudential delivers a notice to Polonia that states that Prudential agrees with Polonia’s calculation, the Closing Balance Sheet delivered pursuant to Section 6.13.3 shall be deemed to have been accepted and shall be final, binding and conclusive on the parties.
6.13.5.          If Prudential timely delivers a notice of disagreement to Polonia that complies with Section 6.13.3, Polonia and Prudential shall, during the three (3) Business Days following such delivery, negotiate in good faith and use commercially reasonable efforts to resolve promptly all of the disputed items specified in the notice of disagreement.  Any such disputed items that are resolved by a written agreement between Polonia and Prudential shall be final, binding and conclusive on the parties and shall become part of the Closing Balance Sheet.
6.13.6.          If Polonia and Prudential are unable to resolve all of the disputed items specified in a notice of disagreement during such three-day period, either party may submit the unresolved disputed items to the Accounting Firm for resolution.  Each party agrees to execute, if requested by the Accounting Firm, a reasonable engagement letter with such Accounting Firm.  Polonia and Prudential shall jointly instruct the Accounting Firm that: (A) it shall act as an expert in accounting, and not as an arbitrator, to resolve the unresolved disputed items specified in the notice of disagreement in accordance with GAAP and this Section 6.13; and (B) it shall deliver to Polonia and Prudential, as promptly as practicable and in any event within ten (10) days following the submission of the unresolved disputed items to the Accounting Firm, a written report setting forth its calculation of the Closing Balance Sheet, which report shall be final, binding and conclusive on the parties.  The fees and expenses of the Accounting Firm shall be borne by Polonia, on the one hand, and Prudential, on the other hand, in the same proportion that their respective positions are confirmed or rejected by the Accounting Firm (which proportionate allocations also shall be determined by the Accounting Firm and included in its report).
6.14.    Anti-takeover Provisions.
Polonia and the Polonia Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Prudential, Prudential Bank, the Merger, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in Polonia’s or its Subsidiaries’ organizational documents, and the provisions of any applicable federal or state anti-takeover laws and regulations.

ARTICLE VII
 COVENANTS OF PRUDENTIAL
7.1.    Conduct of Business.
During the period from the date of this Agreement to the Effective Time, except with the written consent of Polonia, which consent will not be unreasonably withheld, Prudential will, and it will cause each Prudential Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (a) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (b) adversely affect its ability to perform its covenants and agreements under this Agreement; or (c) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.
7.2.    Current Information.
During the period from the date of this Agreement to the Effective Time as necessary, Prudential will cause one or more of its representatives to confer with representatives of Polonia and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as Polonia may reasonably request.  Prudential will promptly notify Polonia, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving Prudential and any Prudential Subsidiary.  Prudential shall be reasonably responsive to requests by Polonia for access to such information and personnel regarding Prudential and its Subsidiaries as may be reasonably necessary for Polonia to confirm that the representations and warranties of Prudential contained herein are true and correct and that the covenants of Prudential contained herein have been performed in all material respects; provided, however, that Prudential shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Prudential’s reasonable judgment, would interfere with the normal conduct of Prudential’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.
7.3.    Financial and Other Statements.
Prudential will make available to Polonia the Securities Documents filed by it with the SEC under the Securities Laws.  Prudential will furnish to Polonia copies of all documents, statements and reports that it or Prudential Bank intends to file with any Bank Regulator with respect to the Merger.  Prudential will furnish to Polonia copies of all documents, statements and reports that it sends to the shareholders of Prudential.

7.4.    Disclosure Supplements.
From time to time prior to the Effective Time as necessary, Prudential will supplement or amend the Prudential Disclosure Schedules delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Prudential Disclosure Schedule or which is necessary to correct any information in such Prudential Disclosure Schedule which has been rendered inaccurate thereby.  No supplement or amendment to such Prudential Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
7.5.    Consents and Approvals of Third Parties.
Prudential shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties, necessary or desirable for the consummation of the transactions contemplated by this Agreement.
7.6.    Reasonable Best Efforts.
Subject to the terms and conditions herein provided, Prudential agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
7.7.    Failure to Fulfill Conditions.
In the event that Prudential determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Polonia.
7.8.    Employee Benefits.
7.8.1.          Prior to the Effective Time, Prudential shall take all reasonable action so that employees of Polonia and its Subsidiaries who become employees of Prudential or a Prudential Subsidiary (“Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each of the Prudential Compensation and Benefit Plans to the same extent as similarly-situated employees of Prudential and its Subsidiaries (it being understood that inclusion of the employees of Polonia and its Subsidiaries in the Prudential Compensation and Benefit Plans may occur at different times with respect to different plans and that any grants to any Continuing Employee under any Prudential Stock Plan shall be at the discretion of Prudential).  Notwithstanding the foregoing, Prudential may determine to continue any of the employee benefit plans, programs or arrangements  of Polonia or any its Subsidiaries for Continuing Employees in lieu of offering participation in the Prudential Compensation and Benefit Plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of such benefit plans, or to merge any such benefit plans with the corresponding Prudential Compensation and Benefit Plans, provided the result is the provision of benefits to Continuing Employees that are substantially similar to the benefits provided to the employees of Prudential and its Subsidiaries generally.  Should Prudential notify

Polonia in advance of the Effective Time that it wishes Polonia or any Polonia Subsidiary to terminate any Polonia Compensation and Benefit Plan prior to the Effective Time, Polonia shall take all steps necessary to comply with such request prior to the Effective Time; provided that Polonia shall have no obligation to terminate any such plan unless and until Prudential shall have irrevocably certified to Polonia that all conditions set forth in Article IX to the obligation of Prudential to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.  Prudential shall cause each Prudential Compensation and Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for the accrual of benefits, except as specifically set forth herein) under the Prudential Compensation and Benefit Plans the service of such Continuing Employees with Polonia and its Subsidiaries or any predecessor thereto prior to the Effective Time; provided, however, that credit for benefit accrual purposes shall be given for purposes of Prudential vacation and other leave policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan or practice of Prudential and its Subsidiaries as set forth in Prudential Disclosure Schedule 7.8.1 and provided further that Continuing Employees shall not be permitted to participate in any severance compensation plan or practice of Prudential and its Subsidiaries if they are a party to any employment, consulting, change in control or severance agreement or contract with Polonia or Polonia Bank which provides for severance payments or benefits or if they are covered by the Amended and Restated Polonia Bank Employee Severance Compensation Plan.  This Agreement shall not be construed to limit the ability of Prudential or Prudential Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.
7.8.2.          Prudential shall honor the terms of all Polonia Compensation and Benefit Plans set forth in Polonia Disclosure Schedule 4.12.1 and specifically identified on such schedule as being subject to honor by Prudential, subject to the receipt of any required prior approval or non-objection of Banking Regulators with respect to the provision of any payments, indemnification or other benefits pursuant thereto.
7.8.3.          In the event of any termination of any medical, dental, health or disability plan (collectively, “health plans”) of Polonia and its Subsidiaries or the consolidation of any such health plans with a corresponding health plan of Prudential and its Subsidiaries, Prudential shall make available to Continuing Employees and their dependents employer-provided coverage under the corresponding health plans of Prudential and its Subsidiaries on the same basis as it provides coverage to employees of Prudential and its Subsidiaries, provided that Prudential shall cause each such plan to (a) waive any pre-existing condition restrictions or limitations to the extent such conditions are covered under the applicable health plans of Polonia and its Subsidiaries, (b) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their dependents under the health plans of Polonia and its Subsidiaries during the portion of the plan year prior to participation in the corresponding health plan of Prudential and its Subsidiaries, and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the Continuing Employees and their dependents on or after the Effective Time, in each case to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous health plan of Polonia or its Subsidiaries prior to the Effective Time.  Unless a Continuing

Employee affirmatively terminates coverage under a health plan of Polonia and its Subsidiaries prior to the time that such Continuing Employee becomes eligible to participate in the corresponding health plan of Prudential and its Subsidiaries, no coverage of any of the Continuing Employees or their dependents shall terminate under any health plan of Polonia and its Subsidiaries prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Prudential and its Subsidiaries and their dependents.  In the event of a termination or consolidation of any health plan of Polonia and its Subsidiaries, terminated employees of Polonia and its Subsidiaries and qualified beneficiaries will have the right to continued coverage under group health plans of Prudential and its Subsidiaries in accordance with COBRA.
7.8.4.          Prudential agrees to provide for retention bonuses to those employees of Polonia and its Subsidiaries who (i) are selected by Polonia and approved by Prudential and (ii) remain employed by Polonia and its Subsidiaries through the Effective Time and who thereafter remain employed by Prudential and its Subsidiaries through the date of the data processing systems conversion (or such other date mutually agreed to by the parties), provided that the aggregate amount of such retention bonuses shall not exceed $50,000.
7.9.    Directors and Officers Indemnification and Insurance.
7.9.1.          From and after the Effective Time, Prudential shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Polonia or a Polonia Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Prudential, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director or officer of Polonia or a Polonia Subsidiary or served at the request of such party as a director, officer, employee, trustee, manager or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Polonia under the MGCL and under Polonia’s articles of incorporation and bylaws or equivalent governing documents of any Polonia Subsidiary, as applicable, in each case as in effect on the date hereof.  Prudential shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Polonia under the MGCL and under Polonia’s articles of incorporation and bylaws upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify Prudential (but the failure so to notify Prudential shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure prejudices Prudential) and shall deliver to Prudential the undertaking referred to in the previous sentence.

Without limiting the foregoing, in any case in which approval by Prudential, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between Prudential and the Indemnified Party.  Nothing contained in Section 7.9 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of Polonia may have under applicable law or regulation or Polonia’s articles of incorporation, bylaws or the equivalent documents of any Subsidiary of Polonia, as applicable, in each case as in effect on the date hereof, which Prudential agrees to honor in accordance with their terms.
7.9.2.          In the event that either Prudential or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Prudential shall assume the obligations set forth in this Section 7.9.
7.9.3.          Prudential shall maintain, or shall cause Prudential Bank to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Polonia (provided, that Prudential may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Prudential be required to expend per year pursuant to this Section 7.9.3 more than one hundred fifty percent (150%) of the annual cost currently expended by Polonia with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Prudential shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount or alternatively Prudential may either (i) request Polonia obtain an extended reporting period endorsement under Polonia’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect than Polonia’s existing insurance policies as of the date hereof, in each case if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed two hundred fifty percent (250%) of the annual cost currently expended by Polonia with respect to such insurance.  In connection with the foregoing, Polonia agrees in order for Prudential to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.
7.9.4.          The obligations of Prudential provided under this Section 7.9 are intended to be enforceable against Prudential directly by the Indemnified Parties and their respective heirs and representatives and shall be binding on all respective successors and permitted assigns of Prudential.

7.10.    Stock Listing.
Prior to the Effective Time, Prudential will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of the Prudential Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Prudential Common Stock to be issued in the Merger.
7.11.    Stock and Cash Reserve.
Prudential agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts (at either the Prudential or Prudential Bank level) or borrowing capacity to fulfill its obligations under this Agreement.
7.12.    Adverse Actions.
Neither Prudential nor any Prudential Subsidiary shall: (a) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.
ARTICLE VIII
 REGULATORY AND OTHER MATTERS
8.1.      Shareholder Meeting.
Polonia will (a) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Polonia Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Polonia’s reasonable judgment, necessary or desirable, and (b) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the Polonia shareholders (the “Polonia Recommendation”). Subject to Section 6.10.5, the Board of Directors of Polonia shall use its commercially reasonable best efforts to obtain from the shareholders of Polonia the required vote to approve the Merger, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement-Prospectus) that they adopt and approve this Agreement and the transactions contemplated hereby. Polonia shall, upon request by Prudential, engage a proxy solicitor reasonably acceptable to Prudential to assist in the solicitation of proxies from shareholders relating to the required vote.  Polonia shall adjourn or postpone the Polonia Shareholders Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Polonia Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Polonia has not received proxies representing a sufficient number of shares necessary to obtain the vote required to approve this Agreement and the transactions contemplated hereby; provided, however that no more than one adjournment for a period of not more than 30 days shall be required hereby. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Polonia Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of Polonia at the Polonia Shareholders Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Polonia of such obligation.
8.2.      Proxy Statement-Prospectus.
8.2.1.          For the purposes (x) of registering Prudential Common Stock to be offered to holders of Polonia Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Polonia Shareholders Meeting, Prudential shall draft and prepare, and Polonia shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement of Polonia, and a prospectus of Prudential satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Polonia shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  Prudential shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of Prudential and Polonia shall use their commercially reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Polonia and Prudential shall thereafter promptly mail the Proxy Statement-Prospectus to the Polonia shareholders.  Prudential shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Polonia shall furnish all information concerning Polonia and the holders of Polonia Common Stock as may be reasonably requested in connection with any such action.
8.2.2.          Polonia shall provide Prudential with any information concerning itself that Prudential may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Prudential shall notify Polonia promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Polonia promptly copies of all correspondence between Prudential or any of their representatives and the SEC.  Prudential shall give Polonia and its counsel reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Polonia and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of Prudential and Polonia agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Polonia Common Stock entitled to vote at their respective Polonia Shareholders Meeting at the earliest practicable time.

8.2.3.          Polonia and Prudential shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Polonia shall cooperate with Prudential in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Prudential shall file an amended Merger Registration Statement with the SEC, and each party shall mail an amended Proxy Statement-Prospectus to its respective shareholders.
8.3.      Regulatory Approvals.
Each of Polonia and Prudential will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings within forty-five (45) days after the date of this Agreement or as soon as practicable thereafter and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.  Polonia and Prudential will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Polonia or Prudential to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement.  Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, in the event that any filings are to be made with a Bank Regulator pursuant to 12 C.F.R. Part 359 (whether before or after the Closing Date) with respect to any severance payments or benefits or accelerated vesting of equity awards for any director, officer or employee of Polonia or the Polonia Subsidiaries, Polonia or Polonia Bank shall provide the written certification required by 12 C.F.R. §359.4(f) prior to the Closing Date. Each party shall give the other party and its counsel reasonable opportunity to review and comment on each filing prior to the Closing Date (including any filing pursuant to 12 C.F.R. Part 359) prior to its being filed with a Bank Regulator and shall give the other party and its counsel reasonable opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.
ARTICLE IX
 CLOSING CONDITIONS
9.1.      Conditions to Each Party’s Obligations under this Agreement.
The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.          Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Polonia.
9.1.2.          Orders and Prohibitions.  None of Polonia, Prudential or any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.
9.1.3.          Regulatory Approvals.  All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Prudential, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Polonia and Prudential or materially impair the value of Polonia to Prudential.
9.1.4.          Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Prudential Common Stock in the Merger is subject to the “Blue Sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.
9.1.5.          Nasdaq Listing.  The shares of Prudential Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.
9.1.6.          Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Prudential shall have received an opinion of Silver, Freedman, Taff & Tiernan LLP, and Polonia shall have received an opinion of Kilpatrick Townsend & Stockton LLP, each reasonably acceptable in form and substance to Prudential and Polonia, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering the tax opinion described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of Prudential and Polonia and their respective Subsidiaries.

9.2.      Conditions to the Obligations of Prudential under this Agreement.
The obligations of Prudential under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.2 at or prior to the Closing Date:
9.2.1.          Representations and Warranties.  Each of the representations and warranties of Polonia set forth in this Agreement shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that the representations and warranties in Sections 4.11.5 and 4.17 shall be true and correct in all material respects and provided, further, none of the Polonia MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.2.1, and Polonia shall not be deemed to have breached any Polonia MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty).  Polonia shall have delivered to Prudential a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Polonia as of the Effective Time.
9.2.2.          Agreements and Covenants.  Polonia shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Prudential shall have received a certificate signed on behalf of Polonia by the Chief Executive Officer and Chief Financial Officer of Polonia to such effect dated as of the Effective Time.
9.2.3.          Dissenters’ Rights.  Holders of no more than fifteen percent (15%) of the issued and outstanding shares of Polonia shall have exercised their statutory appraisal or dissenters’ rights pursuant to Section 3.3.10 hereof prior to the Closing Date.
9.2.4.          No Change Resulting in Material Adverse Effect.  From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Polonia.
Polonia will furnish Prudential with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Prudential may reasonably request.
9.3.      Conditions to the Obligations of Polonia under this Agreement.
The obligations of Polonia under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:
9.3.1.          Representations and Warranties.  Each of the representations and warranties of Prudential set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective

Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the Prudential MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.3.1, and Prudential shall not be deemed to have breached any Prudential MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty).  Prudential shall have delivered to Polonia a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Prudential as of the Effective Time.
9.3.2.          Agreements and Covenants.  Prudential shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Polonia shall have received a certificate signed on behalf of Prudential by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.
9.3.3.          Payment of Merger Consideration.  Prudential shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Polonia with a certificate evidencing such delivery.
9.3.4.          No Change Resulting in Material Adverse Effect.  From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Prudential or Prudential Bank.
Prudential will furnish Polonia with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Polonia may reasonably request.
ARTICLE X
 THE CLOSING
10.1.      Time and Place.
Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, NW, Suite 100 Washington, DC at 10:00 a.m. on the Closing Date, or at such other place or time upon which Prudential and Polonia mutually agree.  A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, NW, Suite 100 Washington, DC at 1:00 p.m. on the Business Day prior to the Closing Date.
10.2.      Deliveries at the Pre-Closing and the Closing.
At the Pre-Closing there shall be delivered to Prudential and Polonia the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof.  At or prior to the Closing, Prudential shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.
ARTICLE XI
 TERMINATION, AMENDMENT AND WAIVER
11.1.     Termination.
This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Polonia or Prudential:
11.1.1.          At any time by the mutual written agreement of Prudential and Polonia;
11.1.2.          By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Polonia) or Section 9.3.1 (in the case of a breach of a representation or warranty by Prudential);
11.1.3.          By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Polonia) or Section 9.3.2 (in the case of a breach of covenant by Prudential);
11.1.4.          At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Prudential and Polonia; provided that no party may terminate this Agreement pursuant to this Section 11.1.4 in the event that any action or failure to act by such party has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
11.1.5.          By the Board of Directors of either party if the shareholders of Polonia shall have voted at the Polonia Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6.          By the Board of Directors of either party if (a) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, or (b) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
11.1.7.          By Polonia at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (A) and (B) exist:
(A)          the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and
(B)          (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Prudential Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the “Index Ratio”); subject to the following: if Polonia elects to exercise its termination right pursuant to Section 11.1.7, it shall give prompt written notice to Prudential; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five (5) Business Days after receipt of such notice, Prudential shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (A) or (B) above shall be deemed not to exist.
For purposes hereof, the condition set forth in clause (A) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Per Share Stock Consideration (calculated by using the Average Closing Price, as provided in the definition of “Adjusted Per Share Stock Consideration”) after such increase is not less than 80% of the Adjusted Per Share Stock Consideration calculated by using the Starting Price in lieu of the Average Closing Price.
For purposes hereof, the condition set forth in clause (B) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Prudential Ratio is not less than the Index Ratio.
If Prudential makes this election, within such period, it shall give prompt written notice to Polonia of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.7 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Per Share Stock Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 11.1.7.

For purposes of this Section 11.1.7, the following terms shall have the meanings indicated:
“Adjusted Prudential Ratio” means the number obtained by dividing (x) the sum of (i) the Average Closing Price plus (ii) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of Polonia Common Stock outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of Prudential Common Stock shall be deemed to be the Average Closing Price.
“Adjusted Per Share Stock Consideration” means the product of the Per Share Stock Consideration times the Average Closing Price.
“Average Closing Price” means the average of the last reported closing prices per share of Prudential Common Stock as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.
“Determination Date” shall mean the tenth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, the trading day immediately preceding such calendar day.
“Index Price” on a given date means the closing price of the NASDAQ Bank Index.
“Starting Date” means the trading day on the NASDAQ Stock Market immediately preceding the day on which the parties publicly announce the signing of this Agreement.
“Starting Price” means $14.86.
If Prudential declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of Prudential shall be appropriately adjusted for the purposes of applying this Section 11.1.7.
11.1.8.          By the Board of Directors of Prudential if Polonia has received a Superior Proposal and the Board of Directors of Polonia has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdrawn the Polonia Recommendation, failed to make the Polonia Recommendation or modified or qualified the Polonia Recommendation in a manner adverse to Prudential;
11.1.9.          By the Board of Directors of Polonia if Polonia has received a Superior Proposal and the Board of Directors of Polonia has made a determination to accept such Superior Proposal.

11.2.     Effect of Termination.
11.2.1.          In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.
11.2.2.          If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(A)          Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(B)          In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.
(C)          As a condition of Prudential’s willingness, and in order to induce Prudential, to enter into this Agreement, and to reimburse Prudential for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Polonia hereby agrees to pay Prudential, and Prudential shall be entitled to payment of a termination fee of $1,515,000 (the “Prudential Payment”).  The Prudential Payment shall be paid within three (3) Business Days after written demand for payment is made by Prudential, following the occurrence of any of the events set forth below:
(i)          Polonia terminates this Agreement pursuant to Section 11.1.9 or Prudential terminates this Agreement pursuant to Section 11.1.8; or
(ii)          The entering into a definitive agreement by Polonia relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Polonia within twelve (12) months after the occurrence of any of the following: (a) the termination of the Agreement by Prudential pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by Polonia; or (b) the failure of the shareholders of Polonia to approve this Agreement after the public disclosure of an Acquisition Proposal (which has not been withdrawn) that has been made known to senior management of Polonia or has been made directly to its shareholders generally.
(D)          The right to receive the Prudential Payment under Section 11.2.2(C) will constitute the sole and exclusive remedy of Prudential against Polonia and its Subsidiaries and their respective officers and directors with respect to a termination under (i) or (ii) above.  Polonia acknowledges that the agreements contained in Section 11.2.2(C) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Prudential would not enter into this Agreement.  Accordingly, if Polonia fails to pay in a timely manner the amounts due under Section 11.2.2(C), and, in order to obtain such payment, Prudential makes a claim that results in a judgment against Polonia for the amounts set forth in Section 11.2.2(C), Polonia shall pay to Prudential the reasonable costs and expenses of Prudential (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 11.2.2(C) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made.
11.3.     Amendment, Extension and Waiver.
Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Polonia and Prudential), the parties hereto by action of their respective boards of directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Polonia or the approval of the issuance of shares of Prudential Common Stock in connection with the Merger by the shareholders of Prudential, no amendment to this Agreement may be made which under applicable law or the applicable listing and corporate governance rules and regulations of NASDAQ further approval by the shareholders of Polonia or Prudential is required, unless such further shareholder approval is so obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE XII
 MISCELLANEOUS
12.1.     Confidentiality.
Except as specifically set forth herein, Prudential and Polonia mutually agree to be bound by the terms of the confidentiality agreements dated December 14, 2015 and April 4, 2016 (the “Confidentiality Agreements”), previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference.  The parties hereto agree that the Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.
12.2.     Public Announcements.
Polonia and Prudential shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law or the applicable listing and corporate governance rules and regulations of NASDAQ, neither Polonia nor Prudential shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been approved by the other party (which approval shall not be unreasonably withheld, conditioned or delayed).
12.3.     Survival.
All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
12.4.     Notices.
All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by prepaid United States registered or certified mail, return receipt requested, sent by a nationally recognized overnight courier or given by email, addressed as follows:
If to Prudential, to:	Dennis Pollack, President and Chief Executive Officer Prudential Bancorp, Inc. 1834 West Oregon Avenue Philadelphia, PA 19145 Email: dpollack@prudentialsavingsbank.com
With required copies (which shall not constitute notice) to:	Raymond A. Tiernan, Esquire Philip Ross Bevan, Esquire Silver, Freedman, Taff & Tiernan LLP 3299 K Street, NW, Suite 100 Washington, DC 20007 Email: rtier@sfttlaw.com rbeva@sfttlaw.com
If to Polonia, to:	Joseph T. Svetik, President and Chief Executive Officer Polonia Bancorp, Inc. 3993 Huntingdon Pike, 3rd Floor Huntingdon Valley, Pennsylvania 19006 Email: jsvetik@poloniabank.com
With required copies (which shall not constitute notice) to:	Aaron M. Kaslow, Esquire Kilpatrick Townsend Stockton LLP Suite 900 607 14th Street, NW Washington, DC 20005-2018 Email: akaslow@kilpatricktownsend.com or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand;

(b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier if next Business Day delivery is requested by the sender.
12.5.     Parties in Interest.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
12.6.     Complete Agreement.
This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.
12.7.     Counterparts.
This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
12.8.     Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
12.9.     Governing Law.
This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws.

12.10.   Interpretation.
When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  All documents and information set forth in Prudential’s Securities Documents shall be deemed to have been “made available” or “provided” to Polonia.
12.11.   Specific Performance; Jurisdiction.
12.11.1.          The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Eastern District of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive any defense that a remedy at law would be adequate and any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining specific performance relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Eastern District of Pennsylvania or any state court located in the Commonwealth of Pennsylvania.
12.11.2.          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL JURY IN RESPECT OF ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.2.

[Signature page follows]

IN WITNESS WHEREOF, Prudential and Polonia have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.
Prudential Bancorp, Inc.

By:	/s/ Dennis Pollack
Name:	Dennis Pollack
Title:	President and Chief Executive Officer

Polonia Bancorp, Inc.

By:	/s/ Joseph T. Svetik
Name:	Joseph T. Svetik
Title:	President and Chief Executive Officer

EXHIBIT A
FORM OF AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Plan of Merger”) dated ___________, 2016, is by and between Polonia Bank, a federally chartered stock savings bank (“PB”), and Prudential Savings Bank, a Pennsylvania-chartered stock savings bank (“Prudential Bank”).

WITNESSETH:

WHEREAS, PB is a federally chartered stock savings bank and a wholly owned subsidiary of Polonia Bancorp, Inc., a Maryland corporation (“Polonia”). The authorized capital stock of PB consists of [_____________] shares of common stock, par value $_____ per share, of which [_____________] shares of common stock are issued and outstanding as of the date hereof.
WHEREAS, in accordance with the terms of that certain Agreement and Plan of Merger, dated June 2, 2016 (the “Agreement”), by and between Prudential Bancorp, Inc., a Pennsylvania corporation (“Prudential”), and Polonia, Polonia will merge with and into Prudential.
WHEREAS, as a result of the merger of Polonia with and into Prudential, PB will become a wholly owned subsidiary of Prudential.
WHEREAS, the respective Boards of Directors of PB and Prudential Bank have determined that the merger of PB with and into Prudential Bank, with Prudential Bank being the surviving institution (the “Resulting Institution”), under and pursuant to the terms and conditions set forth herein (said transaction being hereinafter referred to as the “Bank Merger”) is in the best interests of PB and Prudential Bank;
WHEREAS, it is anticipated that the Bank Merger would occur immediately after the transactions contemplated by the Agreement; and
WHEREAS, this Plan of Merger has been approved by the unanimous written consent of the sole shareholders of each of Prudential Bank and PB.
WHEREAS, this Plan of Merger must be approved by the Pennsylvania Department of Banking and Securities (“Department”) and the Federal Deposit Insurance Corporation (“FDIC”).
NOW, THEREFORE, in consideration of the mutual promises and mutual agreements contained herein, the parties hereto agree as follows:
1.          Merger. At and on the Effective Time of the Bank Merger (as defined below), PB shall be merged with and into Prudential Bank with Prudential Bank surviving as the Resulting Institution (the “Bank Merger”).  Prudential shall be the owner of 100% of the outstanding common stock of the Resulting Institution.

2.          Effective Time. The Bank Merger will be effective upon the filing of Articles of Merger with the Pennsylvania Department of State or as of the date and time specified in such Articles of Merger as the Effective Time of the Bank Merger, as the case may be (the “Effective Time”), which shall not be earlier than the effective time of the Merger.
3.          Articles of Incorporation.  At the Effective Time, the articles of incorporation of the Resulting Institution shall be the articles of incorporation of Prudential Bank as in effect immediately prior to the Bank Merger, until thereafter amended in accordance with applicable law.
4.          Name.  The name of the Resulting Institution shall be Prudential Bank.
5.          Offices.  The home office of the Resulting Institution shall be 1834 West Oregon Avenue, Philadelphia, Pennsylvania.
6.          Directors and Officers.  The officers and directors of Prudential Bank immediately prior to the Effective Time shall be the officers and directors of the Resulting Institution immediately after the Effective Time.
7.          Rights and Duties of the Resulting Institution.  The business of the Resulting Institution shall be that of a Pennsylvania chartered savings bank, as provided for in its articles of incorporation.  All assets, rights interests, privileges, powers, franchises and property (real, personal and mixed) of Prudential Bank and PB shall be automatically transferred to and vested in the Resulting Institution by virtue of the Bank Merger without any deed or other document of transfer.  The Resulting Institution without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by Prudential Bank and PB, respectively.  The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Prudential Bank and PB immediately prior to the Bank Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Prudential Bank and PB, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of account or records of either Prudential Bank or PB.  Deposit accounts shall be deemed issued in the name of the Resulting Institution in accordance with applicable Department and FDIC regulations.  All rights of creditors and other obligees and all liens on property of either Prudential Bank or PB shall be preserved, shall be assumed by the Resulting Institution and shall not be released or impaired.  The sole shareholder of the Resulting Institution shall possess all the voting rights with respect to the shares of stock of the Resulting Institution.
The liquidation account established by PB pursuant to the regulations of the Office of Comptroller of the Currency shall be assumed by the Resulting Institution.

8.          Effect on Shares of Stock.

(a)          Each share of Prudential Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b)          At the Effective Time, each share of PB common stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger and without any action on the part of Prudential Bank or the holder thereof, be cancelled. No shares of capital stock of Prudential Bank or any other consideration shall be issuable or exchangeable with respect to shares of PB common stock.

9.          Governing Law.  This Plan of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the Commonwealth of Pennsylvania, except as otherwise provided by the laws of the United States.

10.          Amendment.  This Plan of Merger may be amended, modified or supplemented only by written agreement of Prudential Bank and PB at any time prior to the Effective Time.

11.          Waiver.  Subject to applicable law, any of the terms or conditions of this Plan of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party.

12.          Successors and Assigns.  This Plan of Merger may not be assigned by any party hereto without the prior written consent of the other party.  Subject to the foregoing, this Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.          Termination.  This Plan of Merger shall terminate upon the termination of the Agreement in accordance with its terms.  This Plan of Merger also may be terminated at any time prior to the Effective Time by mutual consent of Prudential Bank and PB in a written instrument, if and to the extent authorized by the respective Boards of Directors of Prudential Bank and PB.  In the event of the termination of this Plan of Merger as provided in this Section 13, this Plan of Merger shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Plan of Merger on the part of any of the parties hereto or any of their respective directors, officers or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Plan of Merger.

14.          Conditions Precedent.  The obligations of the parties under this Plan of Merger to consummate the Bank Merger shall be subject to:  (i) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required, including, but not limited to, the consents, approvals and authorizations of the Department and the FDIC; (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger and (iii) consummation of the merger of Polonia with and into Prudential in accordance with the terms and conditions of the Agreement.

15.          Other Terms.  All terms used in this Plan of Merger shall, unless defined herein, have the meanings set forth in the Agreement.
16.          Countersignatures.  This Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
Signature Page Follows

IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

Attest: By: Name: Title: Secretary	PRUDENTIAL SAVINGS BANK By: Name: Title:

Attest: By: Name: Title: Secretary	POLONIA BANK By: Name: Title:

EXHIBIT B
FORM OF VOTING AGREEMENT
June 2, 2016
Polonia Bancorp, Inc.
3993 Huntingdon Pike
3rd Floor
Huntingdon Valley, PA  19006

Prudential Bancorp, Inc.
1834 West Oregon Avenue
 Philadelphia, PA  19145
Ladies and Gentlemen:
Prudential Bancorp, Inc. (“Prudential”) and Polonia Bancorp, Inc. (“Polonia”) have entered into an Agreement and Plan of Merger dated as of June 2, 2016 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Polonia will merge with and into (“Prudential”), with Prudential Bank surviving the merger (the “Merger”); and (b) the shareholders of Prudential will receive common stock of Prudential and/or cash consideration as stated in the Merger Agreement. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.
Prudential has requested, as a condition to its execution and delivery to Polonia of the Merger Agreement, that the undersigned, being directors and executive officers of Polonia, execute and deliver to Prudential this Letter Agreement.
The undersigned, in order to induce Prudential to execute and deliver to Polonia the Merger Agreement, and intending to be legally bound, hereby irrevocably:
(a)          Agrees to be present (in person or by proxy) at all meetings of shareholders of Polonia called to vote for approval of the Merger so that all shares of common stock of Polonia over which the undersigned has sole voting power shall be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Polonia), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Polonia. In addition, the undersigned agrees to use his or her reasonable best efforts to cause any shares of common stock of Polonia over which the undersigned shares voting power to be voted in accordance with (i) and (ii) above;

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(b)          Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Polonia, to approve or adopt the Merger Agreement;
(c)          Agrees not to sell, transfer or otherwise dispose of any common stock of Polonia on or prior to the date of the meeting of Polonia shareholders to vote on the Merger Agreement, except: (i) in connection with estate or tax planning or similar purposes, including transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, to a lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons; provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement; (ii) except in connection with (A) the exercise of outstanding stock options in order to pay the exercise price of such stock options or satisfy any withholding taxes triggered by such exercise or (B) the withholding or sale of the minimum number of shares necessary to satisfy withholding taxes triggered by the vesting of outstanding restricted stock awards; (iii) by will or operation of law, in which case this Letter Agreement shall bind the transferee; or (iv) as Prudential may otherwise permit in its sole discretion; and
(d)          Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.
I am signing this Letter Agreement solely in my capacity as a shareholder of Polonia and as an option holder, if I am such, and not in any other capacity, such as a director or officer of Polonia or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of common stock of Polonia and (b) nothing herein shall be construed to limit, prevent or otherwise affect any action or inaction by me or any of my representatives, as applicable, in serving on Polonia’s Board of Directors or as an officer of Polonia, in acting in my capacity as a director, officer or fiduciary of Polonia or in exercising my fiduciary obligations in the context of a Superior Proposal.

This Letter Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earliest to occur of (a) the Effective Time, (b) the date Prudential and I enter into a written agreement to terminate this Letter Agreement, or (c) the date of any termination of the Merger Agreement in accordance with its terms.
This Letter Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Letter Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Letter Agreement. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
[Remainder of page intentionally blank; signature page follows]

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The undersigned intends to be legally bound hereby.
Sincerely,

Name:
Title:

Acknowledged and Agreed:
PRUDENTIAL BANCORP, INC.

By: ______________________________
Name:       Dennis Pollack
Title:          President and Chief Executive Officer

Dated:          June 2, 2016

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